April 24, 2014

Dear Stockholder:

On behalf of the board of directors and management of Dealertrack Technologies, Inc., I invite you to attend our Annual Meeting of Stockholders. The meeting will be held on June 3, 2014, at 11:00 a.m. local time, at Dealertrack Technologies, Inc. Corporate Headquarters, 1111 Marcus Avenue, Suite M04, Lake Success, New York 11042.

The details of the business to be conducted at the Annual Meeting are provided in the attached Notice of the Annual Meeting of Stockholders and in the attached Proxy Statement.

It is important that your stock is represented, regardless of the number of shares you hold. After reading the enclosed Proxy Statement, please vote your proxy in accordance with the instructions provided.

If you have any questions about the meeting, please contact our Investor Relations Department at (888) 450-0478.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Mark F. O’Neil
Chairman of the Board,
President and Chief Executive Off|ficer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	June 3, 2014
Time:	11:00 a.m. local time
Location:	Dealertrack Technologies, Inc. 1111 Marcus Ave, Suite M04 Lake Success, New York 11042
Purpose of the Meeting:

(1)

To elect the two nominees named in the attached Proxy Statement as directors on the board of directors for three-year terms as Class III directors to serve until our 2017 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;
(3) To approve on an advisory basis the compensation of our executive officers;

(4)

To amend and restate our Fourth Amended and Restated 2005 Incentive Award Plan to provide for an increase in the number of shares of common stock we may issue under the 2005 Plan by 2.9 million shares; and

(5) To transact other business that properly may come before the Annual Meeting or any adjournments or postponements of the meeting.
Record Date:	April 10, 2014. You are eligible to notice of and to vote at the Annual Meeting if you were a stockholder of record at the close of business on this date.
Voting Methods:	By Mail In Person Via the Internet
Importance Of Vote:	Submit a proxy as soon as possible to ensure that your shares are represented.
Voting promptly will ensure that we have a quorum at the Annual Meeting and will save us proxy solicitation expenses.

By Order of the Board of Directors,

Gary N. Papilsky
Secretary

Lake Success, New York
April 24, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2014.
The Proxy Statement and 2013 Annual Report on Form 10-K are available on our website at
http://ir.dealertrack.com/proxy.cfm

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DEALERTRACK TECHNOLOGIES, INC.
1111 Marcus Ave., Suite M04
Lake Success, New York 11042

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held June 3, 2014

GENERAL INFORMATION

INFORMATION ABOUT THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As we have done in previous years, we are providing our stockholders with access to our proxy materials, including our Proxy Statement and 2013 Annual Report on Form 10-K, via the Internet rather than mailing a printed copy to each stockholder. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 24, 2014 we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our stockholders and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials on a one-time or ongoing basis. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Stockholders who have previously requested to receive proxy materials in printed form by mail or electronically by email will not receive a Notice. Instead, on or about April 30, 2014, we are sending each of these stockholders a copy of the proxy materials, including this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and form of proxy, by mail (or by email for those stockholders who have requested electronic delivery).

THE ANNUAL MEETING

Our board of directors is soliciting proxies to be used at our Annual Meeting of Stockholders to be held on June 3, 2014 (the “Annual Meeting”) at 11:00 a.m. local time at our principal executive offices located at 1111 Marcus Ave, Suite M04, Lake Success, New York 11042. This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being made available to our stockholders on or about April 24, 2014.

PURPOSE OF THE MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting. The proposals are described in more detail in this Proxy Statement.

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXIES

WHO CAN VOTE

Only stockholders of record at the close of business on April 10, 2014 may vote at the Annual Meeting. As of April 15, 2014, there were 53,577,331 shares of our common stock outstanding.

HOW YOU CAN VOTE

Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and the Notice or copy of the proxy materials, including the Proxy Statement and proxy card, were sent directly to you by the company.

Street Name Holders.  If you hold your shares in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The Notice or a copy of the proxy materials, including the Proxy Statement and voting instruction card, were forwarded to you by the bank or broker holding your account, which is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that bank or broker on how to vote the shares held in your account.

You may vote using one of the following methods:

•	By Mail. If you received proxy materials by mail, including a proxy card, you may vote your shares by mail by marking your proxy card, dating, signing and returning it in the postage-paid envelope provided. If you received a Notice, you may request a proxy card at any time by following the instructions on the Notice. If you are a street name holder and received proxy materials or a Notice by mail, you will receive instructions on how you may submit voting instructions to your bank or broker.
•	In Person. If you are a stockholder of record, you may vote your shares in person by attending the Annual Meeting. If you are a street name holder, you may vote in person at the Annual Meeting if you have a legal proxy from the bank or broker that holds your shares. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf in person at the Annual Meeting.
•	Via The Internet. If you received proxy materials by mail, you also can vote through the Internet using the procedures and instructions described on the proxy card. If you received a Notice, you can vote through the Internet using the procedures and instructions described on the Notice. If you previously enrolled in electronic delivery and received proxy materials by email, you can vote through the Internet by following the instructions included in the email. Street name holders may vote by Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials.

HOW YOUR SHARES WILL BE VOTED

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card or vote via the Internet, but do not give specific voting instructions on one or more of the proposals, the shares represented by that proxy will be voted on those proposals as our board of directors recommends (“For All” the director nominees for election to our board of directors (Proposal One), “For” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal Two), “For” advisory approval of our executive compensation (Proposal Three), and “For” the amendment and restatement of our Fourth Amended and Restated 2005 Incentive Award Plan (Proposal Four)). If any other matters are brought properly before the Annual Meeting, the persons named as proxies in the proxy card materials will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we did not know of any other matter to be raised at the Annual Meeting.

Under rules applicable to securities brokerage firms, if you are a street name holder and hold your shares in a brokerage account, your broker may be entitled to vote your shares on certain matters that are considered routine, even if you do not submit voting instructions to your broker. Ratification of our independent registered public accounting firm (Proposal Two) is considered a routine proposal that may be voted on by your broker if you do not submit voting instructions. Your broker, however, may not vote without your instructions on non-routine matters such as the election of directors (Proposal One), advisory approval of our executive compensation (Proposal Three) and the amendment and restatement of our Fourth Amended and Restated 2005 Incentive Award Plan (Proposal Four). Consequently, if you do not submit voting instructions to your broker and your broker exercises discretion to vote your shares on Proposal Two, your shares will be treated as “broker non-votes” on each of the other proposals at the Annual Meeting and will not be voted on these proposals.

HOW YOU CAN ACCESS THE PROXY MATERIALS FOR THE ANNUAL MEETING

Stockholders may access the proxy materials, which include the Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013, on the Internet at
http://ir.dealertrack.com/proxy.cfm. We will also provide a hard copy of any of these documents free of charge upon request, which may be sent to Investor Relations, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042, submitted via the form set forth on our Investor Relations site at http://ir.dealertrack.com/contactus.cfm or submitted by calling our Investor Relations department at (888) 450-0478.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will help preserve environmental resources.

Stockholders of Record.  If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to http://ir.dealertrack.com/proxy.cfm and following the enrollment instructions.

Street Name Holders.  If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

Your election to receive proxy materials by email will remain in effect until you terminate it.

HOW TO REVOKE YOUR PROXY OR CHANGE YOUR VOTE

You can revoke your proxy or change your vote before your proxy is voted at the Annual Meeting by:

•	If you are a stockholder of record, giving written notice of revocation to: Secretary, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042;
•	Submitting another timely proxy or voting instruction card with a later date by mail;
•	Voting again over the Internet prior to 11:59 p.m., Eastern Time, on June 2, 2014 (or, if you are a street name holder, such earlier time as your bank or broker may direct); or
•	Attending the Annual Meeting and voting in person. If your shares are held in street name, to vote at the Annual Meeting you must obtain a proxy executed in your favor from the bank or broker that holds your shares. Attendance at the Annual Meeting will not, by itself, revoke your prior proxy.

HOW MANY VOTES YOU HAVE

Each stockholder has one vote for each share of common stock that he or she owned on the record date for all matters being voted on.

QUORUM

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the aggregate number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

VOTES REQUIRED

Election of Directors.  The two nominees for director receiving the highest number of affirmative votes cast on the proposal will be elected. Shares voted “Withhold” and broker non-votes will not be counted in determining the outcome of the election of directors.

Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.  To pass, this proposal must receive a “for” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote against the ratification of our independent registered public accounting firm.

Advisory Vote on Compensation of Our Executive Officers.  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to adopt this advisory resolution. Since this proposal is advisory in nature, the results of this vote are not binding on the board of directors. However, the board of directors will consider the results of this advisory vote when considering future executive compensation decisions. Abstentions will have the effect of a vote against adoption of the advisory resolution. Broker non-votes will not be counted as present and entitled to vote with respect to this proposal.

Amendment and Restatement of our Fourth Amended and Restated 2005 Incentive Award Plan.  To pass, this proposal must receive a “for” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote against this proposal and broker non-votes will not be counted as present with respect to this proposal.

ATTENDING THE ANNUAL MEETING

Stockholders of Record.  If you are a stockholder of record and received a Notice, the Notice is your admission ticket. If you are a stockholder of record and received proxy materials by mail, your admission ticket is attached to your proxy card. You will need to bring the Notice or the admission ticket and valid photo identification with you in order to be admitted to the Annual Meeting.

Street Name Holders.  If you hold your shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee and valid photo identification with you to the Annual Meeting. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy from your bank or broker.

PROPOSAL ONE:
ELECTION OF
DIRECTORS

GENERAL INFORMATION ABOUT OUR BOARD OF DIRECTORS

Each of our directors is elected for a three-year staggered term. The nine members of our board of directors are divided into three classes: Class I, Class II and Class III. One class of directors is elected at each Annual Meeting. The following table shows our current directors, when the term of each class of directors expires and how each director is classified:

Class	Directors
Class III: Term expires 2014 and every three years thereafter	Ms. Cirillo-Goldberg and Messrs. O’Neil and Payne
Class I: Term expires 2015 and every three years thereafter	Messrs. Foy, Power and Tischler
Class II: Term expires 2016 and every three years thereafter	Ms. Lane and Messrs. McDonnell and Zwarenstein

Ms. Cirillo-Goldberg, a current member of our board of directors, is not standing for re-election at the Annual Meeting. Our board of directors has decreased the size of the board of directors to eight directors effective immediately prior to the Annual Meeting and only two Class III director nominees will be elected at the Annual Meeting.

In addition, in connection with the acquisition of Dealer Dot Com, Inc. (“DDC”), on December 19, 2013 the Company entered into a Stockholders Agreement with certain stockholders of DDC (the “Stockholders Agreement”) pursuant to which Intercapital Financial Limited (“Intercapital”) was granted the right to designate one individual as an observer (“Observer”) to attend meetings of our board of directors in accordance with the terms of and subject to the limitations of the Stockholders Agreement until the earlier of (a) June 30, 2015 or (b) the date on which the beneficial ownership of Intercapital falls below its beneficial ownership as of the closing of the acquisition of DDC (the “Observer Period”). For the duration of the Observer Period, the Observer will be subject to a standstill prohibiting Intercapital and its affiliates from, among other things, acquiring beneficial ownership of our common stock that, when added to our common stock issued to Intercapital in connection with the acquisition, is in excess of 6% of the then issued and outstanding shares of our common stock. The Stockholders Agreement became effective upon the closing of the acquisition of DDC on March 1, 2014. The Observer is currently Jason Chapnik, a principal of Intercapital.

NOMINEES

The two nominees for election as Class III directors are listed below. If any nominee is unable or unwilling for good cause to stand for election as a director at the Annual Meeting, proxies will be voted for a substitute nominee designated by the present board of directors to fill the vacancy. Each director nominee has consented to be named in this proxy statement and to serve if elected and, if elected, will continue to be a director until the 2017 Annual Meeting and until a successor has been elected or qualified.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors recommends that you vote FOR ALL the director nominees listed below:

•	Mark F. O’Neil
•	Joseph P. Payne

None of our directors or executive officers is related to another director or executive officer by blood, marriage or adoption. Mark F. O’Neil’s employment agreement provides that he shall serve as Chairman of the Board during the term of his agreement. Howard L. Tischler was initially appointed to our board of directors pursuant to a stockholders’ agreement, which terminated on our initial public offering and is no longer in effect. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected.

INFORMATION ABOUT NOMINEES FOR ELECTION AS CLASS III DIRECTORS

Mark F. O’Neil, 55, has served as our Chairman of the Board, President and Chief Executive Officer since May 2005 and has served as a member of the board of directors since August 2001. From August 2001 to May 2005, Mr. O’Neil served as our Chief Executive Officer and President. Mr. O’Neil began his career at Intel Corporation, where he first developed knowledge of the technology industry. He subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly-held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. Mr. O’Neil is a director of Chrome Data Solutions LP, Chrome Data Operating, LLC and AutoChrome Company, each of which Chrome Systems, Inc., a wholly-owned subsidiary of Dealertrack Technologies, Inc., owns 50%. Mr. O’Neil also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from Worcester Polytechnic Institute and an MBA from Harvard Business School. Our board of directors has determined that Mr. O’Neil’s experience as our Chairman of the Board, President and Chief Executive Officer as well as his experience in the automotive retail industry provide him with extensive insight into our operations and qualify him to serve as Chairman of the Board.

Joseph P. Payne, 49, has served on our board of directors since April 2013. From January 2007 through March 2013, Mr. Payne was Chief Executive Officer of Eloqua, an industry leader in the development of information technology solutions for marketing organizations, which was purchased in February 2013 by, and is now a wholly-owned subsidiary of, Oracle.Prior to joining Eloqua, Mr. Payne was President and Chief Operating Officer of iDefense, a VeriSign security intelligence company, from April 2005 to October 2006. Previously, he was President and Chief Executive Officer of eSecurity Inc., a software company, and President and Chief Executive Officer of eGrail, Inc., a content-management software company. Mr. Payne also served as Chief Marketing Officer at MicroStrategy Inc., an enterprise software company, and President and Chief Executive Officer of the Telecommunications Division of InteliData Technologies. Mr. Payne serves on the board of directors of Cornerstone OnDemand, FirstFocus, TrackMaven, Plex Systems, and St. Columbia’s Nursery School. Mr. Payne holds a BA in Public Policy Studies from Duke University and an MBA from the Fuqua School of Business, Duke University. Our board of directors has determined that Mr. Payne’s independence, experience as a chief executive officer of a public company and experience with numerous software companies qualify him to serve as a member of our board of directors.

INFORMATION ABOUT THE MEMBERS OF OUR BOARD OF DIRECTORS WHOSE TERMS OF OFFICE DO NOT EXPIRE AT THE ANNUAL MEETING

Class I Directors (terms expire at the 2015 Annual Meeting)

James Foy, 67, has served on our board of directors since September 2008. Mr. Foy served as interim Chief Executive Officer and Chairman of Talend Inc., a privately-held company, from February 2013 to October 2013. Mr. Foy was President and Chief Executive Officer of privately held Aspect Software, Inc. and two predecessor companies (Concerto Software, Inc. and Davox Corporation) from 2001 to September 2012. In 1991, he founded Constellation Software, Inc., a technology company, and served as its President and Chief Executive Officer for three years. In 1994, Constellation was acquired by VMark Software, Inc. a predecessor company of Ardent Software, which was subsequently acquired by Informix Corp. Mr. Foy remained with the surviving companies in a variety of senior executive positions including President of Informix until IBM acquired Informix in 2001. Earlier in his career, he was with Prime Computer, Inc. and International Computers Limited (ICL). Mr. Foy serves on the boards of directors of privately held Continuum Managed Services LLC and LiveLOOK Inc., and publicly traded Tangoe, Inc., a leading global provider of Connection Lifecycle Management (CLM) software and related services. From 2006 through 2008, Mr. Foy served on the board of directors of Plant/CML, a privately held company that provides crisis communications and response technologies, and served on the board of directors of Kalido Inc. until 2013. Our board of directors has determined that Mr. Foy’s independence and experience as the chief executive officer of numerous software companies qualify him to serve as a member of our board of directors.

James David Power III, 82, has served on our board of directors since June 2002. Mr. Power has spent more than 35 years at, is a founder of and, from 1996 until April 2005, served as the Chairman of the Board of J.D. Power and Associates, a marketing information firm. Mr. Power served as a director of IMPCO Technologies, Inc., a public company, which supplies alternative fuel products to the transportation, industrial and power generation industries, from 2000 to 2008. In 1992, Mr. Power was a recipient of the Automotive Hall of Fame’s Distinguished Service Citation, awarded each year to seven of the industry’s most accomplished leaders. Mr. Power holds honorary doctorate degrees from College of the Holy Cross, California Lutheran University, California State University, Northridge and College Misericordia. He also serves as an adjunct professor of marketing at California State University, Northridge. Mr. Power holds a BA from the College of the Holy Cross and an MBA from The Wharton School at the University of Pennsylvania. Our board of directors has determined that Mr. Power’s independence and experience founding and building the marketing information firm, J.D. Power and Associates, as well as his extensive experience in the automotive industry, qualify him to serve as a member of our board of directors.

Howard L. Tischler, 60, has served as Lead Director since April 2006 and on our board of directors since March 2003. Since January 2009, Mr. Tischler has been employed as Chairman and Chief Executive Officer of Enfocel, LLC, a management and online marketing consulting firm. From September 2005 through December 2008, Mr. Tischler was employed by First Advantage Corporation, where he served as Group President of First Advantage Dealer Services. From 2001 until September 2005, Mr. Tischler was President and Chief Executive Officer of First American Credit Management Solutions, Inc., or CMSI, which was a subsidiary of The First American Corporation, as well as Teletrack, Inc. From 1999 until our acquisition of Credit Online, Inc. from CMSI in 2003, Mr. Tischler was President and Chief Executive Officer of Credit Online. Mr. Tischler currently serves on the Engineering Advisory Board at George Washington University. He holds a BS in Mathematics from the University of Maryland and an MS in Engineering and Operations Research from The George Washington University. Our board of directors has determined that Mr. Tischler’s independence, experience as President and Chief Executive Officer of Credit Online, Inc., an early entrant into Dealertrack’s industry, as well as his extensive experience with First Advantage Dealer Services and CMSI, have provided him with wide knowledge of our industry and qualify him to serve as a member of our board of directors.

Class II Directors (terms expire at the 2016 Annual Meeting)

Ann B. Lane, 59, has served on our board of directors since July 2007. From April 2000 to January 2005, Ms. Lane was Managing Director, Co-Head of Syndicated & Leveraged Finance and Head of Bank Loan Capital Markets at JPMorgan. From 1997 to 2000, Ms. Lane was Managing Director and Global Co-Head of Bank Loan Syndications at Citigroup Inc. From 1995 to 1997, Ms. Lane was Global Industry Head, Aviation and Defense at Citigroup Inc., and from 1982 to 1995, Ms. Lane held a number of senior level positions at Citigroup, including Global Head of Corporate Debt Restructuring. Ms. Lane has been a Board Member of Women in Need in New York City since December 2013 and of Musical Masterworks in Old Lyme, Connecticut since 2005 and was an Advisory Board Member of the New York City Ballet from 2005 to 2008. Ms. Lane holds a BS in Economics from the University of California at Berkeley. Our board of directors has determined that Ms. Lane’s independence, experience in the financial industry, and qualification as an audit committee financial expert, qualify her to serve as a member of our board of directors.

John J. McDonnell, Jr., 76, has served on our board of directors since July 2005. Since February 2013, Mr. McDonnell has been non-Executive Chairman of Phoenix Managed Networks, a privately held payments company (“Phoenix”). From February 2010 until that time, Mr. McDonnell had been Chief Executive Officer and a Director of Phoenix. Prior to joining Phoenix, he served as Chief Executive Officer and a Director of ExaDigm, Inc., a leading innovator of modular IP-based technology, from October 2008 until February 2010. Mr. McDonnell is the founder of TNS, Inc., a leading provider of data communications services to processors of credit card, debit card and ATM transactions worldwide. Mr. McDonnell served as Chairman and Chief Executive Officer of Transaction Network Services, Inc. from April 2001 to September 2006. Previously, he served as chairman and Chief Executive Officer of PaylinX Corp., a software provider for transaction processing, from November 1999 until it was sold to CyberSource Corp. in September 2000. He remained a director of CyberSource until its sale to VISA in 2010. Prior to that, Mr. McDonnell was President, Chief Executive Officer and a director of Transaction Network Services, Inc. from the time he founded the company in 1990. Mr. McDonnell is also a founder and director of the Electronic Funds Transfer Association. He was the recipient of KPMG Peat Marwick LLP’s 1997 High Tech Entrepreneur Award and the Rensselaer Polytechnic Institute 2002 Entrepreneur of the Year Award. Mr. McDonnell holds a BS in Electrical Engineering from Manhattan College, an MSEE from Renssalaer Polytechnic Institute and an Honorary Doctorate of Humane Letters from Marymount University. Our board of directors has determined that Mr. McDonnell’s independence, experience as a chairman and chief executive officer of a public company and experience with companies providing transaction processing services and network services, qualify him to serve as a member of our board of directors.

Barry Zwarenstein, 65, has served on our board of directors since November 2007. Since January 2012, Mr. Zwarenstein has been Chief Financial Officer of Five9, Inc., a publicly-traded provider of virtual call center software. From September 2008 to November 2011, Mr. Zwarenstein served as Senior Vice President and Chief Financial Officer of SMART Modular Technologies, Inc., a designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers that was acquired by Silver Lake Partners in August 2011. From July 2004 through November 2006, Mr. Zwarenstein served as Senior Vice President and Chief Financial Officer, and from December 2006 through August 2008, as Executive Vice President and Chief Financial Officer, of VeriFone Holdings, Inc., a global provider of technology for electronic payment transactions and value-added services at the point-of-sale. From November 2001 to June 2004, Mr. Zwarenstein served as Vice President of Finance and Chief Financial Officer of Iomega Corporation, a provider of storage and network security systems. From January 2001 to June 2001, Mr. Zwarenstein served as Vice President and Chief Financial Officer of Mellanox Technologies Ltd., a fabless semiconductor company. From October 1998 to December 2000, Mr. Zwarenstein served as Senior Vice President and Chief Financial Officer of Acuson Corporation, a company specializing in high quality medical ultrasound equipment that was acquired by Siemens AG in 2000. From July 1996 to September 1998, Mr. Zwarenstein served as Senior Vice President, Finance, New Business Development and Chief Financial Officer of Logitech International S.A., a Switzerland-based provider of personal peripherals for computers and other digital platforms. Mr. Zwarenstein holds a Bachelor of Commerce degree from the University of Natal (now known as University of KwaZulu-Natal), South Africa, and an M.B.A. degree from the Wharton School at the University of Pennsylvania. He is qualified as a Chartered Accountant (South Africa).Our board of directors has determined that Mr. Zwarenstein’s independence, qualification as an audit committee financial expert and experience as a chief financial officer of various public companies, qualify him to serve as a member of our board of directors.

BOARD MEETINGS HELD DURING 2013

Our board of directors held six meetings during 2013 and acted four times by written consent. During 2013, each director attended at least 80% of the board of directors and committee meetings held while such director served as a director and committee member. At each regular meeting of the board of directors, the non-management directors met in executive session with our Lead Director presiding.

BOARD INDEPENDENCE

The Nominating and Corporate Governance Committee and our board of directors annually assess the independence of the non-management directors by reviewing the financial and other relationships between the directors and the company. This review is designed to determine whether these directors are independent under the criteria established by the NASDAQ Stock Market (“NASDAQ”) for independent board of directors members. The Nominating and Corporate Governance Committee and our board of directors have determined that each of Messrs. Payne, Foy, Power, Tischler, McDonnell and Zwarenstein, and Ms. Lane and Ms. Cirillo-Goldberg, our non-management directors, qualify as independent under those standards. Mr. O’Neil is not an independent director because he is our President and Chief Executive Officer. In determining the independence of Jack McDonnell and Howard Tischler, the board of directors considered the transaction described in the “Certain Relationships and Transactions” section of this Proxy Statement, beginning on page 60, in addition to those addressed by NASDAQ’s standards of independence.

BOARD LEADERSHIP STRUCTURE

Mark O’Neil serves as both Chairman of the Board and Chief Executive Officer, and Howard Tischler serves as our Lead Director. The board of directors believes that having Mr. O’Neil serve in both of his capacities is in the best interests of the company and its stockholders because it enhances communication between the board of directors and management and allows Mr. O’Neil to more effectively execute the company’s strategic initiatives and business plans and confront its challenges. Mr. O’Neil possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and is best positioned to develop agendas that ensure that the board of directors’ time and attention are focused on the most critical matters. Mr. O’Neil’s employment agreement provides that he shall serve as the Chairman of the Board during the term of his agreement. The Lead Director is responsible for coordinating with the Chairman of the Board on the creation of the agenda for each meeting of the Board, for ensuring that topics at each meeting are effectively covered, for chairing executive sessions of the Board and for acting as the principal liason between the independent directors and management. The board of directors believes that the appointment of an independent Lead Director to lead regular executive sessions of the non-management directors, along with the board of directors’ strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management.

BOARD OVERSIGHT OF RISK

Our board of directors oversees our management, which is responsible for the day-to-day issues of risk management. Our board of directors’ committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee focuses on financial risk, including the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee oversees non-financial business risk, as well as risks associated with corporate governance, board of directors organization, membership and structure. In addition, members of management may report directly to the board of directors on significant risk management issues. Our board of directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may communicate with any of our directors, including our non-management directors, by writing to them c/o Secretary, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. Our Secretary will forward all correspondence to the board of directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the company for review and possible response.

DIRECTOR ATTENDANCE AT ANNUAL MEETING

Our board of directors’ policy regarding director attendance at the Annual Meeting is that they are welcome to attend, and that we will make all appropriate arrangements for directors who choose to attend. Mr. O’Neil attended our 2013 Annual Meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics, which qualifies as a “code of ethics,” as defined by regulations promulgated by the Securities and Exchange Commission (“SEC”) and a “code of conduct” as defined by applicable NASDAQ listing standards, and applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our Code of Business Conduct and Ethics is available on our website at www.dealertrack.com. A copy of our Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon request directed to: Dealertrack Technologies, Inc.,

1111 Marcus Avenue, Suite M04, Lake Success, NY 11042, Attention: Investor Relations. To the extent required by applicable rules of the SEC and NASDAQ, we intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website at ir.dealertrack.com/governance.cfm.

COMMITTEES

Our board of directors has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Investment Committee. All committee members are non-management directors who, in the opinion of our board of directors, are independent as defined under applicable NASDAQ listing standards. Our board of directors has approved a written charter for each committee which is available at ir.dealertrack.com/governance.cfm.

Audit Committee.  Our Audit Committee consists of Ms. Lane and Messrs. Zwarenstein and McDonnell. Mr. Zwarenstein serves as chairperson of the Audit Committee. Our board of directors has determined that each member of the Audit Committee is independent in accordance with applicable NASDAQ listing standards and SEC rules, and that Ms. Lane and Mr. Zwarenstein are each audit committee financial experts, as defined by SEC rules, and have financial sophistication, in accordance with the applicable NASDAQ listing standards. During 2013, the Audit Committee held twelve meetings. The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s responsibilities include assisting our board of directors in its oversight and evaluation of:

•	the integrity of our financial statements;
•	the independent registered public accounting firm’s qualifications and independence; and
•	the performance of our independent registered public accounting firm.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. The Audit Committee also reports to stockholders as required by the SEC (please see page 15).

Compensation Committee.  We have a Compensation Committee consisting of Ms. Cirillo-Goldberg and Messrs. Foy and McDonnell. Mr. McDonnell serves as chairperson of the Compensation Committee. During 2013, the Compensation Committee held six meetings. Following the Annual Meeting, Mr. Payne will serve on the Compensation Committee as Ms. Cirillo-Goldberg is not standing for re-election at the Annual Meeting. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our Compensation Committee include:

•	reviewing and recommending approval of compensation of our executive officers;
•	administering our stock incentive and employee stock purchase plans;
•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans; and
•	reviewing and planning for the succession of the Chief Executive Officer and other key executives.

As further described in the Compensation Discussion and Analysis section of this Proxy Statement on page 34, in reviewing and recommending approval of compensation of our executive officers, the Compensation Committee considers the recommendations of our Chief Executive Officer concerning compensation of the executive officers other than himself.

The Compensation Committee may delegate any or all of its responsibilities to a subcommittee other than with respect to matters related to executive succession planning, approval of executive compensation or employment or severance agreements for executive officers or compensation decisions that are intended to comply with Section 162(m) of the U.S. Internal Revenue Code of 1986 and require approval by “outside directors” or are intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by virtue of being approved by a committee of “non-employee directors.” In addition, in 2013 the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as an independent executive compensation consulting firm to advise the Compensation Committee on matters related to Chief Executive Officer and other executive compensation. Additional information regarding the Compensation Committee’s engagement of F.W. Cook is contained in the Compensation Discussion and Analysis section of this Proxy Statement on page 34.

Our board of directors has determined that each member of the Compensation Committee is independent in accordance with the applicable NASDAQ listing standards. In making its independence determination for each member of the Compensation Committee, our board of directors considered whether the director has a relationship with the company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. The Compensation Committee also reports to stockholders on executive compensation items as required by the SEC (please see page 15).

Nominating and Corporate Governance Committee.  We have a Nominating and Corporate Governance Committee consisting of Ms. Cirillo-Goldberg and Messrs. Power and Tischler. Mr. Tischler serves as chairperson of the Nominating and Corporate Governance Committee. During 2013, the Nominating and Corporate Governance Committee held four meetings. Following the Annual Meeting, Mr. Payne will serve on the Nominating and Corporate Governance Committee as Ms. Cirillo-Goldberg is not standing for re-election at the Annual Meeting. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying and recommending nominees for election to our board of directors;
•	determining committee membership and composition;
•	evaluating non-financial risks to our business; and
•	overseeing the evaluation of our board of directors.

The board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with the applicable NASDAQ listing standards.

Director candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the board of directors, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary at Dealertrack Technologies, Inc., 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042. Our Secretary will forward all recommendations to the committee. Stockholders must submit their recommendations for next year on or before January 1, 2015 and provide the following information:

•	the name, address and telephone number of the recommending stockholder;
•	a representation that the stockholder is a record holder of our securities, or evidence of ownership;
•	the number of shares owned by the recommending stockholder and the time period for which such shares have been held;
•	a statement from the recommending stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next Annual Meeting;
•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•	a description of the qualifications and background of the proposed director candidate;
•	a description of all arrangements or understandings between the recommending stockholder and the proposed director candidate;

•	the consent of the proposed director candidate (i) to be named in the proxy statement and (ii) to serve as a director if elected; and
•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

The Nominating and Corporate Governance Committee will evaluate director candidates recommended by stockholders in the same manner as director nominees recommended by any other source. The Nominating and Corporate Governance Committee may consider the following criteria in recommending candidates for election to the board of directors:

•	personal and professional integrity, ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in the company’s industry and with relevant social policy concerns;
•	experience as a board of directors member of another publicly held company;
•	academic expertise in an area of the company’s operations; and
•	practical and mature business judgment.

The Nominating and Corporate Governance Committee seeks to recommend candidates that further the objective of having a board of directors that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints. The Nominating and Corporate Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying board of directors candidates.

Investment Committee.  We have an Investment Committee consisting of Ms. Lane and Messrs. Foy and Tischler. Ms. Lane serves as chairperson of the Investment Committee. The Investment Committee was formed in January 2006. The purpose of our Investment Committee is to review investment and acquisition opportunities, approve certain acquisition and investment transactions and also make recommendations to our board of directors with respect to such acquisitions or investment opportunities and transactions. During 2013, the Investment Committee held eight meetings.

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2013

Directors who are also employees receive no fees for their services as directors. During 2013, all other directors received the following compensation for their services:

Annual Fee:	$50,000 per director.
Initial Equity Grant:	Options to purchase 30,000 shares of our common stock upon becoming a director. The grant vests in three equal annual installments commencing on the first anniversary of the grant date, subject to the director’s continued service on the board of directors. Mr. Payne received an Initial Equity Grant in 2013 upon his appointment to our board of directors.
Annual Equity Grant:	Restricted stock units equal to a value of $135,000 are granted each year on the date of our Annual Meeting. This grant vests on the day of the following Annual Meeting, subject to the director’s continued service on the board of directors.

Directors are eligible to participate in the Directors’ Deferred Compensation Plan, a non-qualified retirement plan. The Directors’ Deferred Compensation Plan allows our non-employee directors to elect to defer between 0% and 100% of the fees they would otherwise be entitled to receive in cash for services rendered as directors. Such accounts are deemed to be invested in share units that track the value of our common stock. Distributions will generally be made to a participant either following the end of the participant’s service on our board of directors, following a change of control if so elected, or at a specified time elected by the participant prior to the deferral. Distributions will generally be made in the form of shares of our common stock. Our Directors’ Deferred Compensation Plan is intended to comply with Section 409A of the Internal Revenue Code.

Our stock ownership and retention program requires non-employee members of our board of directors to own shares equal in value to four times their annual fee. Directors are expected to attain the required share ownership level within five years of joining our board of directors. Each of our directors is in compliance with this program.

The following table sets forth our non-management directors’ compensation for 2013.

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Unit Awards (RSU’s)(2)	Option Awards(2)(3)	Total
Mary Cirillo-Goldberg	$50,000	$134,996	$—	$184,996
James Foy	50,000	134,996	—	184,996
Ann B. Lane	50,000	134,996	—	184,996
John J. McDonnell, Jr.	50,000	134,996	—	184,996
Joseph P. Payne	34,167	134,996	310,899	480,062
James David Power III	50,000	134,996	—	184,996
Howard L. Tischler	50,000	134,996	—	184,996
Barry Zwarenstein	50,000	134,996	—	184,996

(1)	Amount includes the following fees deferred under the Directors’ Deferred Compensation Plan: Mary Cirillo-Goldberg, James Foy, Joseph P. Payne, and James David Power III have each deferred the full cash portion of their non-management director compensation for 2013 into 1,330 deferred stock units (810 deferred stock units in the case of Joseph P. Payne).
(2)	Amounts represent the aggregate grant date fair value of RSU awards. Fair value is calculated in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the date of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 14 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. The following chart shows the details for each director’s outstanding options and RSU’s as of December 31, 2013.

Name	Unvested RSUs(i)	Outstanding Stock Options
Mary Cirillo-Goldberg	4,117	50,000
James Foy	4,117	30,000
Ann B. Lane	4,117	30,000
John J. McDonnell, Jr.	4,117	0
Joseph P. Payne	4,117	30,000
James David Power III	4,117	50,000
Howard L. Tischler	4,117	40,000
Barry Zwarenstein	4,117	30,000
(i)	Mary Cirillo-Goldberg, James Foy, James David Power III, Barry Zwarenstein and Ann Lane each have deferred their equity compensation beginning in 2010. In addition to the unvested RSUs set forth in the chart above, Ms. Cirillo-Goldberg, Mr. Power and Mr. Foy each have 19,331 Restricted Stock Units deferred, Mr. Zwarenstein has 14,749 Restricted Stock Units deferred, and Ms. Lane has 4,582 Restricted Stock Units deferred.
(3)	Options granted to Mr. Payne were valued by Black-Scholes in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 14 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

AUDIT COMMITTEE REPORT

The Audit Committee of Dealertrack Technologies, Inc. hereby reports as follows:

1.	Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with the company’s management.
2.	The Audit Committee has discussed with the company’s independent registered public accounting firm the overall scope of and plans for its audit. The Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the company’s financial reporting process and internal accounting controls in addition to other matters required to be discussed by the Public Company Accounting Oversight Board standards.
3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, or PwC, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.
4.	All audit and non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent registered public accounting firm is required to confirm that the provision of such services does not impair their independence.
5.	Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the board of directors of Dealertrack Technologies, Inc. and the board of directors has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Respectfully submitted by the Audit Committee,

Barry Zwarenstein (chairperson)
Ann B. Lane
John J. McDonnell, Jr.

Pursuant to the rules of the SEC, the foregoing Audit Committee Report is not deemed “soliciting material,” is not “filed” with the SEC, is not subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and is not incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the company specifically requests that it be treated as soliciting material or specifically incorporates it by reference into a filing under the Securities Act or Exchange Act.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees billed by PwC for 2013 and 2012:

	2013	2012
Audit fees(1):	$1,264,000	$1,211,000
Audit-related fees(2):	120,000	364,000
Tax fees:	0	0
All other fees(3):	2,000	1,500
Total:	$1,386,500	$1,576,500

(1)	Audit fees consisted of audit work performed on our consolidated financial statements, as well as work normally performed by the independent registered public accounting firm in connection with statutory and regulatory filings, including work related to acquisitions.
(2)	Audit-related fees consisted of due diligence and attestation services not required for statutory or regulatory purposes.
(3)	All other fees are related to licensing technical accounting software.

All of the audit-related and other services that PwC provided to us in 2013 and 2012 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the pre-approval policies and procedures established by the Audit Committee.

The audit committee, on an annual basis, approves the “Pre-approval Policies and Procedures” as well as a related Exhibit which identifies the nature of services which are considered pre-approved. These services include, but are not limited to, audit services such as those associated with SEC registration statements, periodic reports and other documents filed with the SEC, as well as consultations with the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards interpretations by the SEC, FASB or other regulatory or standard settings bodies. These services include, but are not limited to, non-audit services such as due diligence services pertaining to potential acquisitions of complete businesses or significant investments in businesses, joint ventures or strategic alliances. No tax services are pre-approved. Services not on the pre-approval Exhibit are not pre-approved. Pre-approved services up to $100,000 can be provided by the auditor under the pre-approval policy without additional approval. The audit committee chair can approve additional amounts between committee meetings at their discretion. All services performed by the auditor are reviewed with the committee at each meeting date, where any necessary additional approvals are requested.

PROPOSAL TWO: RATIFICATION
OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected PwC to serve as our independent registered public accounting firm for the 2014 fiscal year. Additional information concerning the Audit Committee and its activities with PwC can be found in the “Audit Committee Report” on page 15 and the section titled “Principal Accountant Fees and Services.”

The Sarbanes-Oxley Act of 2002 and Section 10A of the Exchange Act require that the Audit Committee of the board of directors be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Ratification by the stockholders of the selection of PwC is not required by law, our bylaws or otherwise. However, the board of directors is submitting the selection of PwC for stockholder ratification to ascertain stockholders’ views on the matter.

A representative of PwC will attend the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors recommends that you vote FOR the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

PROPOSAL THREE:
ADVISORY VOTE ON THE COMPENSATION
OF EXECUTIVE OFFICERS

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve on an advisory, nonbinding basis, the compensation of our Named Executive Officers, as we have described it in the “Executive Compensation” section of this proxy statement, beginning on page 47. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our Named Executive Officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The board of directors has adopted a policy providing for annual say-on-pay votes. Unless the board of directors modifies this policy, the next say-on-pay vote will be held at our 2015 Annual Meeting of Stockholders.

Compensation Philosophy

As described in the section of this proxy statement entitled “Compensation Discussion and Analysis”, our executive compensation program is designed to:

•	Attract and retain top contributors to ensure that we have high caliber executives;
•	Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;
•	Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;
•	Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;
•	Provide flexibility and allow for judgment in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities;
•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and
•	Reinforce our innovative and entrepreneurial culture.

We seek to provide executive compensation that is competitive with a peer group of companies similar in size to ours. We generally aim to set each Named Executive Officer’s target total direct compensation at approximately the median of the levels paid to similarly situated executives in our peer group (with lower positioning of target cash compensation offset by higher positioning of long-term incentive grants). However, peer group data is intended to serve as one of several reference points to assist the Compensation Committee in its discussions and deliberation. The Compensation Committee reserves flexibility to vary from this positioning based on a variety of factors including prior year compensation targets, the Named Executive Officer’s overall performance, changes in roles or responsibilities, and prior year short- and long-term incentive payments. The primary elements of executive compensation are base salary, an annual incentive plan, and annual grants of long-term equity awards. Executive compensation has a high proportion of total direct compensation delivered through pay-for-performance incentive and long-term equity compensation, equating to a greater proportion of at-risk compensation.

In an effort to align executive compensation with company performance, the performance metrics in our executive compensation plans include revenue, free cash flow, and total stockholder return. The objective of these programs is to focus our Named Executive Officers on achieving both short and long-term financial results. The Compensation Committee considered our 2013 budget and financial performance expectations in designing the 2013 Named Executive Officer compensation program.

Please see our “Compensation Discussion and Analysis” (beginning on page 34), the compensation tables and related narrative disclosures for detailed information about our executive compensation programs, including information about the fiscal 2013 compensation of our Named Executive Officers.

Accordingly, we are requesting your nonbinding vote on the following resolution:

“RESOLVED, that the stockholders of Dealertrack Technologies, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures.”

This say-on-pay vote is advisory and, therefore, not binding on Dealertrack, our board of directors, or the Compensation Committee of the board of directors. Our board of directors and Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions and arrangements.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FOUR:
PROPOSAL TO AMEND AND RESTATE OUR
FOURTH AMENDED AND RESTATED 2005 INCENTIVE AWARD PLAN

On April 24, 2014, our board of directors provided their written consent for us to amend and restate, subject to approval by our stockholders, the Fourth Amended and Restated Dealertrack Technologies, Inc. 2005 Incentive Award Plan, or the Fourth Restated 2005 Plan, and to rename it the Fifth Amended and Restated Dealertrack Technologies, Inc. 2005 Incentive Award Plan, or the Fifth Restated 2005 Plan. At the Annual Meeting, our stockholders will be asked to approve the following amendments set forth in the Fifth Restated 2005 Plan:

•	Increase in Aggregate Share Limit. The Fourth Restated 2005 Plan currently limits the aggregate number of shares of our common stock that may be delivered pursuant to all awards granted under the Fourth Restated 2005 Plan to 16,405,847 shares (including shares that become available under the Fourth Restated 2005 Plan that were originally available under our old 2001 Stock Option Plan). The proposed Fifth Restated 2005 Plan would increase this limit by an additional 2,900,000 shares so that the new aggregate share limit for the Fifth Restated 2005 Plan would be 19,305,847, shares. The proposed amendment and restatement would also make certain other changes in the Fifth Restated 2005 Plan share counting rules, as described under “Authorized Shares; Limits on Awards” below.
•	Extension of Plan Term. The Fourth Restated 2005 Plan is currently scheduled to expire on March 28, 2022. The proposed amendments would extend our ability to grant new awards under the Fifth Restated 2005 Plan until April 24, 2024.
•	Extension of Performance-Based Award Feature. One element of the Fifth Restated 2005 Plan is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code of 1986, or the Code. These awards are referred to herein as “performance-based awards” and are in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the Fifth Restated 2005 Plan which may also qualify as performance-based compensation for Section 162(m) purposes. If our stockholders approve this Fifth Restated 2005 Plan proposal, the performance-based award feature of the Fifth Restated 2005 Plan will be extended through the first annual meeting of our stockholders that occurs in 2019.

As of March 10, 2014, there were 4,502,596 shares of common stock subject to outstanding awards granted under the Fourth Restated 2005 Plan (including 187,116 shares subject to performance-based stock units at the targeted level of performance, the actual payout of which could range up to 271,804 shares if the maximum performance levels are achieved), and an additional 2,687,025 shares of common stock were available for new award grants under the Fourth Restated 2005 Plan (assuming for these purposes that the targeted number of shares subject to performance-based stock units are issued — if the maximum number of shares are issued the number of available shares would decrease to 2,602,337 shares). The Fifth Restated 2005 Plan would increase the reserved shares of our common stock under the plan by 2,900,000 shares. Based solely on the closing price of our common stock as reported by NASDAQ on March 10, 2014, the maximum aggregate market value of the additional 2,900,000 new shares of common stock that could be issued under the Fifth Restated 2005 Plan is $161,733,000 million. The shares we issue under the Fifth Restated 2005 Plan will be authorized but unissued shares.

We believe that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting our success, and that incentive compensation plans like the Fifth Restated 2005 Plan are an important attraction, retention and motivation tool for participants in the plan. Our board of directors approved the foregoing amendments based on a belief that the number of shares of our common stock available under the Fourth Restated 2005 Plan does not give us sufficient authority and flexibility to adequately provide for future incentives. Our board of directors believes that these amendments would allow the Compensation Committee to continue to use stock-based awards to attract and retain employees and directors, further align employee and stockholder interests, continue to link employee compensation with Company performance and maintain a culture of ownership.

If our stockholders do not approve this Fifth Restated 2005 Plan proposal, the current share limits will continue in effect, the changes to the other share counting rules described under “Authorized Shares; Limits on Awards” below that are subject to stockholder approval of this Fifth Restated 2005 Plan proposal will not be implemented, and the plan term and performance-based award feature described above will not be extended.

Summary Description of the Fifth Restated 2005 Plan

The following description of the Fifth Restated 2005 Plan summarizes certain features of the Fifth Restated 2005 Plan and is intended to be a summary only. The summary is qualified in its entirety by the full text of the Fifth Restated 2005 Plan that is attached hereto as Annex A.

Purpose

The purposes of the Fifth Restated 2005 Plan are to promote the success and enhance the value of the Company by linking the personal interests of our directors, employees and other eligible persons to those of our stockholders by providing such individuals with an incentive for outstanding performance to generate superior returns for our stockholders, and to provide us with an additional means for us to motivate, attract and retain and reward directors, employees and other eligible persons upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

Administration

The Compensation Committee of the board of directors is authorized to administer the Fifth Restated 2005 Plan. The Compensation Committee has the power, subject to the provisions of the Fifth Restated 2005 Plan, to designate participants to receive awards, determine the type or types of awards to be granted to each participant, determine the number of awards to be granted and the number of shares of stock to which an award will relate, determine the terms and conditions of any award, including the exercise price, grant price, purchase price, any restrictions or limitations on the award, any schedule for lapse of forfeiture restrictions or restrictions on exercisability, and provisions dealing with non-competition and recapture of gain on an award, to determine whether, and to what extent and pursuant to what circumstances an award may be settled in or the exercise price may be paid in cash, stock other awards or other property, determine when an award may be canceled, forfeited or surrendered, prescribe the form of each award agreement, establish adopt or revise any rules and regulations necessary or advisable to administer the plan, interpret the terms of the plan or any award agreement and make all other decisions and determinations that may be required pursuant to the plan or in the determination of the Compensation Committee. The Compensation Committee may also delegate to one or more of the members of the board of directors or one or more of our officers the power to designate which of our non-officer employees shall receive awards and the number of shares of common stock that will be subject to each award, subject to the requirements of applicable law and a maximum aggregate number of shares specified by the Compensation Committee at the time the delegation to the officers is made.

No Repricing

In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments for Stock Dividends, Stock Splits, Etc.” below, or any repricing that may be approved by our stockholders) will the Compensation Committee (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility

Persons eligible to participate in the Fifth Restated 2005 Plan will include officers or employees of the Company or any of its subsidiaries and non-employee directors and consultants of the Company. As of March 10, 2014, approximately 1,073 individuals (including all of our Named Executive Officers and each of the eight non-employee members of our board of directors) were considered eligible to participate in the Fifth Restated 2005 Plan.

Authorized Shares; Limits on Awards

The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the Fourth Restated 2005 Plan equals 16,405,847 shares. This maximum number of shares includes shares that become available under the Fourth Restated 2005 Plan because they were never issued under our old 2001 Stock Option Plan. If our stockholders approve this Fifth Restated 2005 Plan proposal, 2,900,000 additional shares will be available for awards under the Fifth Restated 2005 Plan, resulting in a total of 19,305,847 shares available for awards under the plan.

Shares issued in respect of any “full-value award” granted under both the Fourth Restated 2005 Plan and the Fifth Restated 2005 Plan are counted against the share limit described in the preceding paragraph as one share for every one share actually issued in connection with the award. For example, if the Company were to grant 100 shares of its common stock, 100 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the plan other than a stock option or stock appreciation right.

The following other limits are also contained in the Fifth Restated 2005 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is equal to 4,000,000 shares.
•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any fiscal year to any individual under the plan is 750,000 shares.
•	The maximum number of shares of common stock (other than options and stock appreciation rights, which are covered by the limit described above) that may be awarded to any one person during any one fiscal year is equal to 750,000 shares.
•	The maximum amount payable with respect to cash performance bonus awards to a “Covered Employee” (as defined in the Code) during any fiscal year is limited to $3,000,000.

Following are other rules under the Fifth Restated 2005 Plan for counting shares against the applicable share limits of the plan:

•	Except as described in the next bullet point, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Fifth Restated 2005 Plan will again be available for subsequent awards under the Fifth Restated 2005 Plan.
•	Shares that are exchanged by a participant or withheld by the Company to pay the exercise price or other purchase price of an award granted under the Fourth Restated 2005 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any such award, currently are not available for subsequent awards under the Fourth Restated 2005 Plan. However, if stockholders approve this Fifth Restated 2005 Plan proposal, effective after December 31, 2013, shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the Fifth Restated 2005 Plan that is a full-value award, as well as any shares exchanged by a participant or withheld by the Company or one of its subsidiaries to satisfy the tax withholding obligations related to any full-value award granted under the Fifth Restated 2005 Plan, will be available for subsequent awards under the Fifth Restated 2005 Plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or stock appreciation right granted under the Fifth Restated 2005 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any such award, will not be available for subsequent awards under the Fifth Restated 2005 Plan.
•	To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will be available for subsequent awards under the Fifth Restated 2005 Plan.

•	As to stock appreciation rights and stock options granted under the Fifth Restated 2005 Plan, to the extent that shares are delivered pursuant to the exercise of the stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if such a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.)
•	The Fifth Restated 2005 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the Fifth Restated 2005 Plan. Similarly, if the Company assumes a company’s stockholder approved equity plan in connection with the acquisition of that company, the Compensation Committee may choose to make the shares available under the assumed plan available for awards under the Fifth Restated 2005 Plan without counting against the applicable share limits of the Fifth Restated 2005 Plan.

Types of Equity-Based Awards

As under the Fourth Restated 2005 Plan, under the Fifth Restated 2005 Plan, we may grant non-qualified stock options, restricted common stock, stock appreciation rights, or SARs, performance shares, performance stock units, stock payment awards, deferred stock awards, restricted stock units, performance-based awards (payable either in cash or in shares) to our employees, directors or consultants, and additionally, we may grant incentive stock options to our employees.

Stock Options.  The Compensation Committee may grant stock options to eligible persons under the Fifth Restated 2005 Plan. Each option granted pursuant to the Fifth Restated 2005 Plan is designated at the time of grant as either an incentive stock option or as a non-qualified stock option. Non-qualified stock options may be granted to all eligible persons, but incentive stock options may be granted only to employees of the Company and its related entities. The option term of new option grants is limited to ten years. All new option grants must have a per share option exercise price that is not less than the fair market value of shares of our common stock on the grant date.

Restricted Common Stock.  Participants’ rights with respect to grants of restricted common stock awarded under the Fifth Restated 2005 Plan are subject to transferability and forfeiture restrictions during a restricted period. While the restrictions are in place, the participant generally has the rights and privileges of a stockholder, including the right to vote the restricted common stock and to receive dividends.

Restricted Stock Units and Deferred Stock Units.  Each restricted stock unit and deferred stock unit awarded by the Compensation Committee entitles the participant to receive one share of common stock for each unit at the end of the vesting or deferral periods. A holder of restricted stock units or deferred stock units has no voting rights, rights to receive cash distributions or other rights as a stockholder until shares of common stock are issued to the holder in settlement of the stock units.

Stock Payments.  The Compensation Committee may grant stock payments to eligible persons under the Fifth Restated 2005 Plan. A stock payment granted pursuant to the Fifth Restated 2005 Plan is either a payment in the form of shares of our common stock or an option or other right to purchase shares of our common stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation. The number of shares subject to the award is determined by the Compensation Committee and may be based on the performance criteria set forth in the plan or other specific performance criteria determined by the Compensation Committee, determined on the date such stock payment is made or on any date thereafter.

Stock Appreciation Rights.  SARs are awards that give the recipient the right to receive an amount equal to (1) the number of shares exercised under the right, multiplied by (2) the amount by which our stock price exceeds the fair market value of shares of our common stock on the grant date (the SAR base price). Payment may be in shares of our common stock with equivalent value. The term of SARs is limited to ten years. SARs expire under the same rules that apply to stock options.

Performance Awards.  Holders of performance shares or units will be entitled to receive payment in shares of our common stock if the performance goals established by the Compensation Committee are achieved. The Compensation Committee may also award incentive bonuses in the form of cash upon the attainment of performance goals established by the Compensation Committee. To ensure that certain awards granted under the Fifth Restated 2005 Plan to a Covered Employee qualify as “performance-based compensation” under Section 162(m) of the Code, the Fifth Restated 2005 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), adjusted net income (loss) (either before or after interest, taxes, depreciation and/or amortization), economic value-added, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow, or cash net income), cash net income, return on capital, return on assets, return on stockholders’ equity, total stockholder return, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share, price per share of stock, market share, number of customers and market capitalization, any of which may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will select the particular performance criteria within 90 days (or any shorter period required under Section 162(m) of the Code) following the commencement of a performance cycle. Depending on the performance criteria used to establish the performance goals, the performance goals may be expressed on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis for us on a consolidated basis or for one or more of our subsidiaries, segments, divisions or business units, the performance of an individual, or any combination of the foregoing. The Compensation Committee, in its discretion, may adjust or modify the calculation of performance goals for a performance period in order to prevent the dilution or enlargement of the rights of participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting us, or our financial statements, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Change of Control

In connection with any change of control, except as may otherwise be provided in any applicable award or employment agreement, unless awards granted pursuant to the Fifth Restated 2005 Plan are converted, assumed or replaced by the successor entity, the awards will automatically become fully vested and exercisable and all forfeiture restrictions with respect to such awards shall lapse prior to the consummation of the change in control, unless otherwise provided in an award agreement. In addition, with respect to any awards, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our consolidated financial statements), the Compensation Committee, in its sole discretion, may:

•	provide for the termination of any award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction;
•	replace outstanding awards with other rights or property selected by the Compensation Committee;
•	provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable;
•	provide that an award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Fifth Restated 2005 Plan or the applicable award agreement; or
•	provide that each outstanding option shall be assumed or substituted for an equivalent award, right or property by any successor corporation.

Any such action may be effected by the Compensation Committee either by the terms of the applicable award agreement or by action of the Compensation Committee taken prior to the change of control. Please see the “Employment Agreements with Named Executive Officers” section of this Proxy Statement for a summary of the change of control definition in the Fifth Restated 2005 Plan.

Adjustments for Stock Dividends, Stock Splits, Etc.

As is customary in incentive plans of this nature, the Compensation Committee shall make appropriate adjustments to each share limit and the number and kind of shares of common stock that are subject to the Fifth Restated 2005 Plan or awards granted thereunder, as well as the exercise or purchase prices of awards and performance targets or criteria under certain types of performance-based awards, and to any outstanding awards to reflect certain reorganizations, mergers, combinations, recapitalizations, stock dividends, stock splits, extraordinary cash dividends and similar events.

Restrictions on Transfer

Subject to certain exceptions contained in the Fifth Restated 2005 Plan, awards are generally not transferable by participants other than by will or the laws of descent and distribution. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the participant or the participant’s beneficiary or representative. The Compensation Committee has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value.

Clawback Policy

Awards granted under the Fifth Restated 2005 Plan are subject to the terms of the Company’s clawback policy described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Tax Withholding

Participants in the Fifth Restated 2005 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or vesting of other awards, or through the delivery of previously acquired shares owned by the participant.

Amendments, Suspension and Termination

The Compensation Committee is generally authorized to adopt, amend and rescind rules relating to the administration of the Fifth Restated 2005 Plan, and to amend, suspend and terminate the Fifth Restated 2005 Plan with the approval of our board of directors. However, we must generally obtain approval of our stockholders: (i) to increase the number of shares of our common stock that may be issued under the Fifth Restated 2005 Plan; (ii) to permit the Compensation Committee to grant new options with an exercise price below fair market value on the date of grant, (iii) to permit the Compensation Committee to extend the exercise period for an option or an SAR beyond ten years from the date of grant, or (iv) that results in a material increase in benefits or a change in eligibility requirements. Subject to the following sentence, the Fourth Restated 2005 Plan is currently scheduled to expire on March 28, 2022. The proposed amendment and restatement of the plan would extend our ability to grant new awards under the Fifth Restated 2005 Plan until April 24, 2024.

Specific Benefits under the Fifth Restated 2005 Plan

We have not approved any awards that are conditioned upon stockholder approval of the proposed Fifth Restated 2005 Plan. We are not currently considering any other specific award grants under the Fifth Restated 2005 Plan except for the annual grants of shares of our common stock to Non-Employee Directors described under “Non-Management Directors’ Compensation for Fiscal Year 2013”. Under our current policy, each of our outside directors will receive an annual equity grant of a fixed amount of shares of restricted stock units equal to $135,000 on the date of our Annual Meeting of Stockholders. The actual number of shares will be determined based on the market price of our common stock on the date of grant. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the applicable dollar amount set forth above into shares was $50, the number of shares that would be allocated to our eight non-employee directors as a group pursuant to the annual grant formula is approximately 216,000. This amount represents the aggregate number of shares that would be subject to the annual grants under the director annual equity grant program for fiscal 2014 through fiscal 2024 (the ten remaining years in the term of the plan if our stockholders approve this proposal) based on that assumed stock price. This calculation also assumes that there are no new eligible directors, there continue to be eight eligible directors seated and there are no changes to the awards granted under the director annual equity grant program.

We cannot project the grants that may be made to our officers and employees because such grants are made at the discretion of the Compensation Committee. If the proposed Fifth Restated 2005 Plan had been in effect in fiscal 2013, we expect that our award grants for fiscal 2013 would not have been different from those actually made in that year under the Fourth Restated 2005 Plan. For information regarding stock-based awards granted to our Named Executive Officers during fiscal 2013, see the material under the heading, “Executive Compensation” on page 47. For information regarding past award grants under the Fourth Restated 2005 Plan, see the “Aggregate Past Grants Under the Fourth Restated 2005 Plan” table below.

The following table shows the total number of shares of our common stock that were subject to outstanding restricted stock and restricted stock unit awards granted under the Fourth Restated 2005 Plan, that were subject to outstanding stock options granted under the Fourth Restated 2005 Plan, and that were then available for new award grants under the Fourth Restated 2005 Plan as of December 31, 2013 and as of March 10, 2014. The following table also shows the number of shares of our common stock that were available under our Employee Deferred Compensation Plan and our Director Deferred Compensation Plan as of each such date (there were no outstanding stock option or stock appreciation rights awards or unvested stock units outstanding under either of these plans as of December 31, 2013 or March 10, 2014). The plans listed in the following table are the only plans in the place under which shares of our common stock are eligible to be awarded.

	December 31, 2013	March 10, 2014
Shares subject to outstanding restricted stock and restricted stock unit awards (excluding performance-based vesting awards)	968,568	926,696
Shares subject to outstanding performance-based stock unit awards (at the targeted level of performance, with the payout if the maximum performance levels are achieved shown in brackets)	229,583 (324,676)	187,116 (271,804)
Shares subject to outstanding stock options and stock appreciation rights	3,512,833	3,388,784
Shares available for new award grants under the Fourth Restated 2005 Plan	3,244,700	2,687,025
Shares available for new award grants under the Employee Deferred Compensation Plan(1)	147,823	147,823
Shares available for new award grants under the Director Deferred Compensation Plan(2)	0	0

(1)	150,000 shares were reserved for issuance in the Employees’ Deferred Compensation Plan, however only 2,177 shares have been issued from this plan. There has been no issuance from this plan since 2006.
(2)	75,000 shares were originally reserved for issuance under the Directors’ Deferred Compensation Plan. All shares available under this plan were issued as of December 31, 2013. Additional deferred compensation is now being issued from the Fourth Restated 2005 Plan. As of March 10, 2014, 3,107 shares have been issued out of the Fourth Restated 2005 Plan for directors’ deferred compensation.

As of March 10, 2014, our outstanding stock options had a weighted average exercise price of $23.51 and a weighted average remaining term of 3.32 years.

We also sponsor the Employee Stock Purchase Plan. The Employee Stock Purchase Plan is intended as a qualified employee share purchase plan that complies with Section 423 of the Code. The number of approved shares to grant under the plan is 1,500,000, and 414,210 have been granted from the plan.

The total number of shares of our common stock subject to awards that we granted under the Fourth Restated 2005 Plan over the last three fiscal years, and to-date (as of March 10, 2014) for fiscal 2014, are as follows:

•	1,410,672 shares in fiscal 2011, of which 778,413 were subject to stock option awards, 498,629 were subject to restricted stock unit awards (excluding performance-based stock units) and 133,630 were subject to performance-based stock unit awards with payouts ranging from 0% to 137.5% based on actual performance;
•	1,035,520 shares in fiscal 2012, of which 580,160 were subject to stock option awards, 384,370 were subject to restricted stock unit awards (excluding performance-based stock units) and 70,990 were subject to performance-based stock unit awards with payouts ranging from 0% to 137.5% based on actual performance;
•	958,965 shares in fiscal 2013, of which 420,811 were subject to stock option awards, 466,141 were subject to restricted stock unit awards (excluding performance-based stock units) and 72,013 were subject to performance-based stock unit awards with payouts ranging from 0% to 150% based on actual performance; and
•	564,634 in fiscal 2014 through March 10, 2014, of which 292,161 were subject to stock option awards, 228,360 were subject to restricted stock unit awards (excluding performance-based stock units) and 44,113 were subject to performance-based stock unit awards with payouts ranging from 0% to 150% based on actual performance.

The number of shares granted subject to performance-based stock units above is based on the targeted level of performance.

The Compensation Committee anticipates that the 2,900,000 additional shares requested for the Fifth Restated 2005 Plan (together with the shares available for new award grants under the Fourth Restated 2005 Plan on the date of the Annual Meeting) will provide us with flexibility to continue to grant equity awards under the Fifth Restated 2005 Plan through approximately 2019, accommodating grants relating to the hiring, retention and promotion of employees and providing reasonable flexibility for acquisitions. However, this is only an estimate, in our judgment, based on current circumstances. The total number of shares that are awarded under the Fifth Restated 2005 Plan in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of our employees, changes in the number of our directors and officers, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards we grant, the extent to which any applicable performance-based vesting requirements are satisfied and how we choose to balance total compensation between cash and equity-based awards.

To help assess the potential dilutive impact of the Fifth Restated 2005 Plan proposal, the number of shares of our common stock issued and outstanding in each of the last three fiscal years is as follows: 45,927,190 shares issued and 42,827,997 outstanding at the end of fiscal 2011, 46,957,932 shares issued and 43,829,314 outstanding at the end of fiscal 2012, and 48,117,739 shares issued and 44,959,332 outstanding at the end of fiscal 2013. The number of shares of our common stock issued and outstanding as of March 10, 2014 was 57,635,055 and 54,390,162 shares, respectively. For these purposes, issued and outstanding shares include unvested restricted shares of our common stock outstanding as of the applicable date. The closing market price for a share of our common stock as of March 10, 2014 was $55.77 per share.

Aggregate Past Grants Under the Fourth Restated 2005 Plan

As of March 10, 2014, awards covering 16,519,332 shares of our common stock had been granted under the Fourth Restated 2005 Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised or paid and became available for new award grants under the Fourth Restated 2005 Plan.) The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock and restricted stock units vesting prior to that date, and any option, unvested restricted stock and restricted stock unit holdings as of that date.

	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS				RESTRICTED STOCK/UNITS
	Number of Shares Subject to Past Option/SAR Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of March 10, 2014		Number of Shares/Units Subject to Past Awards	Number of Shares/Units Vested as of March 10, 2014	Number of Shares/Units Outstanding and Unvested as of March 10, 2014
Name and Position			Exercisable	Unexercisable
Named Executive Officers:
Mark F. O’Neil Chairman, President and Chief Executive Officer	2,132,390	1,039,534	783,488	129,415	659,666	428,224	105,531
Eric D. Jacobs Executive Vice President, Chief Financial and Administrative Officer	496,992	191,003	245,568	60,421	231,925	146,961	48,201
Mark Furcolo Executive Vice President and Group President, Lender Solutions	50,588	15,643	255	34,690	38,384	8,996	29,388
Raj Sundaram Executive Vice President and Group President, Dealer Solutions	332,145	127,878	139,997	64,270	216,585	137,843	51,978
Richard McLeer Executive Vice President, Technology and Service Solutions, and Chief Information Officer	342,766	124,824	152,014	56,554	170,080	104,452	46,214
Total for all Current Executive Officers (including the Named Executive Officers identified above):	3,354,881	1,498,882	1,321,322	345,350	1,316,640	826,476	281,312
Mary Cirillo-Goldberg	56,250	6,250	50,000	0	49,525	26,077	4,117
James Foy	30,000	0	30,000	0	37,085	13,637	4,117
Ann B. Lane	30,000	0	30,000	0	42,525	33,826	4,117
John J. McDonnell, Jr.	30,000	30,000	0	0	49,525	45,408	4,117
Joseph P. Payne	30,000	0	0	30,000	4,117	0	4,117
James David Power III	56,250	6,250	50,000	0	49,525	26,077	4,117
Howard L. Tischler	40,000	0	40,000	0	49,525	45,408	4,117
Barry Zwarenstein	30,000	30,000	0	0	41,650	22,784	4,117
Total for all Current Non-Executive Directors	302,500	72,500	200,000	30,000	323,477	213,217	32,936

	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS				RESTRICTED STOCK/UNITS
	Number of Shares Subject to Past Option/SAR Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of March 10, 2014		Number of Shares/Units Subject to Past Awards	Number of Shares/Units Vested as of March 10, 2014	Number of Shares/Units Outstanding and Unvested as of March 10, 2014
Name and Position			Exercisable	Unexercisable
Each other person who has received 5% or more of the options, warrants or rights under the Fourth Restated 2005 Plan
All employees, including all current officers who are not executive officers or directors, as a group	8,460,703	3,748,313	893,784	598,328	2,758,024	1,385,306	719,133
Total	12,118,084	5,319,695	2,415,106	973,678	4,398,141	2,424,999	1,033,381

Mr. O’Neil and Mr. Payne are nominees for re-election at the Annual Meeting.

Federal Income Tax Aspects of Awards Under the Code

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Fifth Restated 2005 Plan under current federal law, which is subject to change. This summary is not intended to be exhaustive and, among other considerations, does not describe all federal tax consequences under the Fifth Restated 2005 Plan, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.

Stock Options.  The grant of stock options under the Plan will not result in taxable income at the time of the grant for either the Company or the optionee. Upon exercising an incentive stock option, the optionee will have no taxable income (except for the alternative minimum tax, if applicable) and the Company will receive no deduction. Upon exercising a non-qualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the option exercise price, and the Company will be entitled to a deduction for the same amount. The optionee’s income is subject to withholding tax as wages. The tax treatment of the optionee upon a disposition of shares of common stock acquired through the exercise of a stock option is dependent upon the length of time that the shares have been held and whether such shares were acquired by exercising an incentive stock option or a non-qualified stock option. If an employee exercises an incentive stock option and holds the shares for two years from the date of grant and one year after exercise, then any gain or loss upon the sale of the underlying shares will be treated as long-term capital gain or loss. Shares obtained upon exercise of an incentive stock option that are sold without satisfying these holding periods will be treated as shares received from the exercise of a non-qualified stock option. Generally, upon the sale of shares obtained by exercising a non-qualified stock option, the optionee will treat the gain realized on the sale as a short-term or long-term capital gain, depending on the length of the holding period. Generally, there will be no tax consequence to the Company in connection with the disposition of shares of common stock acquired under an option, except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable holding periods have been satisfied.

Restricted Common Stock.  An award of restricted common stock will not result in taxable income to the participant at the time of grant. Upon the lapse of the restrictions, the participant will recognize ordinary income in the amount of the fair market value of the shares of common stock at the time that the restriction lapses. Alternatively, within 30 days after receipt of the restricted common stock, a participant may make an election under Section 83(b) of the Code, which would allow the participant to include in income in the year that the restricted common stock is awarded an amount equal to the fair market value of the restricted common stock on the date of such award determined without regard to the restrictions.

The Company will be entitled to a deduction for the year in which the participant recognizes ordinary income with respect to the restricted common stock in an amount equal to such income.

Other Awards.   The current federal income tax consequences of other awards authorized under the Fifth Restated 2005 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified stock options. Restricted stock units and deferred stock units are taxed and deductible when the recipient receives shares of common stock in settlement of such units. Stock-based or cash-based performance awards, and other types of awards are generally subject to tax at the time of payment. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a “change of control” may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions

Under Section 162(m) of the Code, our deduction for certain awards under the Fifth Restated 2005 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the Summary Compensation Table receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The Fifth Restated 2005 Plan is structured to allow grants to qualify as performance-based compensation.

Equity Compensation Plan Information

We currently maintain four equity compensation plans, the Fourth Restated 2005 Plan, the Employee Deferred Compensation Plan, the Director Deferred Compensation Plan and the Employee Stock Purchase Plan, each of which has been approved by stockholders. Stockholders are being asked to approve certain amendments to the Fourth Restated 2005 Plan as described above. The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders	4,809,112	$20.50	(1)	4,478,313	(2)
Equity compensation plans not approved by security holders	—	—		—
Total	4,809,112	$20.50		4,478,313	(2)

(1)	This weighted-average exercise price does not reflect the 1,293,244 shares that will be issued upon the payment of outstanding stock units.
(2)	This number of shares is presented after giving effect to the 414,210 shares purchased under the Employee Stock Purchase Plan for the purchase period that ended December 31, 2013. Of the aggregate number of shares that remained available for future issuance, 3,244,700 were available under the Fourth Restated 2005 Plan, 1,085,790 were available under the Employee Stock Purchase Plan, and 147,823 were available under the Employee Deferred Compensation Plan. All of the shares available under the Fourth Restated 2005 Plan may be granted in the form of options or the other types of awards described above. This table does not reflect the 2,900,000 additional shares that will be available under the Fifth Restated 2005 Plan if stockholders approve the Fifth Restated 2005 Plan proposal.

Vote Required

Our board of directors believes that the adoption of the proposed Fifth Restated 2005 Plan will promote the interests of the Company and our stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of our board of directors are eligible for awards under the Fifth Restated 2005 Plan and thus have a personal interest in the approval of the Fifth Restated 2005 Plan proposal.

Under our bylaws, the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of the Fifth Restated 2005 Plan. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our Board of Directors recommends that you vote FOR the approval of the amendment and restatement of our Fourth Amended and Restated 2005 Incentive Award.

EXECUTIVE OFFICERS

The following individuals serve as our executive officers:

Name	Age	Title
Mark F. O’Neil	55	Chairman of the Board, President and Chief Executive Officer
Mark Furcolo	52	Executive Vice President, Lender Solutions
Rick Gibbs	38	Executive Vice President, Digital Marketing Solutions
Ana M. Herrera	57	Senior Vice President, Human Resources
Eric D. Jacobs	47	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer
Richard McLeer	49	Executive Vice President, Technology and Service Solutions, Chief Information Officer
Raj Sundaram	47	Executive Vice President, Dealer Solutions, Sales and Marketing
Rick G. Von Pusch	52	Senior Vice President, Sales

Mark F. O’Neil has served as our Chairman of the Board, President and Chief Executive Officer since May 2005 and has served as a member of the board of directors since August 2001. From August 2001 to May 2005, Mr. O’Neil served as our Chief Executive Officer and President. Mr. O’Neil began his career at Intel Corporation, where he first developed knowledge of the technology industry. He subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980’s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly-held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. He also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from Worcester Polytechnic Institute and an MBA from Harvard Business School.

Mark Furcolo has served as our Executive Vice President, Lender Solutions, since January 2013. Mr. Furcolo served as Senior Vice President, Processing Solutions Group, from February 2011 to January 2013. From December 2008 through its acquisition by us in February 2011, Mr. Furcolo served as the Chief Executive Officer of triVIN, Inc. Mr. Furcolo also held the position of President and Chief Operating Officer of General Systems Solutions, Inc. (“GSS”), a subsidiary of triVIN, from March of 2007 through the acquisition. Mr. Furcolo served as Vice President and Chief Financial Officer of triVIN from June 1998 through March 2007, and as the Chief Financial Officer of GSS from November 1995 through March 2007. Mr. Furcolo joined GSS in June 1992 as its Controller and Finance Manager. Before joining GSS, Mr. Furcolo served as a commercial loan officer of Fleet Bank from June 1989 to June 1992. Before joining Fleet Bank, Mr. Furcolo was an adjunct faculty member at the University of Rhode Island where he instructed courses on software development. Mr. Furcolo holds a BA and MBA from the University of Rhode Island.

Richard (Rick) Gibbs has served as our Executive Vice President, Digital Marketing Solutions, since the closing of the DDC acquisition on March 1, 2014. Mr. Gibbs was a founding member of DDC in February 1999, served as a Developer from February 1999 to 2001, its Executive Vice President and Chief Technology Officer from 2001 to May 2010, its President from May 2010 to March 2014, and its Chief Executive Officer from December 2012 to March 2014. During his tenure with DDC, Mr. Gibbs was responsible for the success of DDC’s digital marketing platform, guided DDC’s digital and social advertising initiatives, built out the leadership team, and was instrumental in bringing on and cultivating key employees of DDC. Prior to co-founding DDC, Mr. Gibbs was a consultant at Noblestar. Mr. Gibbs holds a BS in Computer Engineering and minor in Software Engineering from Clarkson University.

Ana M. Herrera has served as Senior Vice President, Human Resources from February 2007 through August 2011, and from September 2011 to the present. From August 2011 to September 2011, she served as Chief Human Resources Officer at FX Alliance, LLC. From May 2005 to January 2007, Ms. Herrera served as Vice President, Human Resources, of Dealertrack. From September 2002 to May 2005, Ms. Herrera was Vice President of Human Resources at MeadWestvaco Corporation, where she led the global human resources function for the company’s Consumer Packaging Group. Prior to this, Ms. Herrera spent two years as a consultant, working on a wide range of human resources assignments for a diverse group of clients. Other previous experience includes having served as Vice President of Human Resources for Revlon Consumer Products Corporation’s International Division, and as, first, Director and later Vice President of Human Resources for Duracell Corporation. Ms. Herrera holds a BS in Business Administration from California State Polytechnic University.

Eric D. Jacobs was named Executive Vice President, Chief Financial and Administrative Officer in 2013. He served as Senior Vice President and Chief Administrative Officer since January 2009 and has also served as Chief Financial Officer and Treasurer since March 2009. From January 2004 through January 2009 Mr. Jacobs served as our Senior Vice President, General Counsel and Secretary. From August 2006 through January 2009 Mr. Jacobs also served as President of Dealertrack Canada, Inc., our Canadian subsidiary, formerly known as dealerAccess Canada, Inc. From April 2002 to December 2003, Mr. Jacobs served as our Vice President, General Counsel and Secretary. Mr. Jacobs was an associate at the international law firm of O’Melveny & Myers LLP where he specialized in general corporate and securities law from August 1998 to April 2002. Prior to becoming an attorney, Mr. Jacobs was an audit manager and CPA at KPMG LLP. Mr. Jacobs holds a BS in Business Administration with a major in Accounting, magna cum laude, from Rider University and a JD, with honors, from the Rutgers School of Law-Newark.

Richard McLeer has served as our Executive Vice President, Technology and Service Solutions and Chief Information Officer since January 2013. Mr. McLeer served as Senior Vice President and Chief Information Officer from January 2009 to January 2013. From August 2006 through January 2009, Mr. McLeer served as Senior Vice President, Strategy & Development. From April 2005 to August 2006, Mr. McLeer served as Vice President, Credit and Contract Solutions for Dealertrack, Inc., and served as our National Lender Development Manager from February 2001 to April 2005. From 1996 to 2001, Mr. McLeer was Senior Vice President and National Product Director for the Bank of America Auto Group, and previously held a variety of marketing, sales and business development positions at Bank of America. Prior to that, Mr. McLeer worked at Trans Union Corporation from 1993 to 1996. Other previous experience includes two years serving as controller of Ellesse, U.S.A., a division of Reebok, and four years in public accounting. Mr. McLeer holds a BS in Accounting from Hofstra University.

Rajesh (Raj) Sundaram has served as our Executive Vice President, Dealer Solutions, Sales and Marketing since January 2013. Mr. Sundaram served as Senior Vice President, Solutions and Services Group, from January 2009 to January 2013. From August 2006 through January 2009, Mr. Sundaram served as Senior Vice President, Dealer Solutions. Mr. Sundaram served as President of Automotive Lease Guide (alg), Inc. and President of Automotive Lease Guide (alg), LLC, from 2002 until its acquisition by us in May 2005, and continued to hold those positions from May 2005 to August 2006. Prior to joining ALG as Vice President and General Manager in 1999, Mr. Sundaram served as Senior Manager, Strategic Planning and Pricing at Nissan North America, Inc. from 1997 to 1999, and held various positions in financial planning including Finance Manager, Infiniti division at Nissan North America, Inc. from 1994 to 1997. Mr. Sundaram previously held roles in the controller’s office of the Ford division of Ford Motor Company from 1991 to 1994. Mr. Sundaram holds a BS and MS in Accounting from the University of Mumbai in India and an MBA in Finance from Lehigh University.

Rick G. Von Pusch has served as our Senior Vice President, Sales since January 2013. Mr. Von Pusch served as Senior Vice President, Sales, Marketing and International, from January 2009 to January 2013. Mr. Von Pusch served as Senior Vice President, Customer Development from August 2006 through January 2009. From April 2006 to August 2006, Mr. Von Pusch served as President of Sales and Marketing at 5Square Systems, a provider of CRM, desking and menu products. Mr. Von Pusch served as Vice President of U.S. Retail Sales at Reynolds and Reynolds Corporation from April 2005 to October 2005, Area Vice President from October 2001 to April 2005 and held various positions in sales and sales management at Reynolds and Reynolds from 1988 to 2001. Mr. Von Pusch also was a sales representative for NCR Corporation from 1985 to 1987. Mr. Von Pusch holds a BA in Management Information Systems from the University of South Florida.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss and analyze the compensation paid to each of our Named Executive Officers in 2013. Throughout this Proxy Statement, references to our Named Executive Officers refer to:

• Mark F. O’Neil	Chairman, President and Chief Executive Officer
• Eric D. Jacobs	Executive Vice President, Chief Financial and Administrative Officer
• Mark Furcolo	Executive Vice President and Group President, Lender Solutions
• Raj Sundaram	Executive Vice President and Group President, Dealer Solutions
• Richard McLeer	Executive Vice President, Technology and Service Solutions, and Chief Information Officer

The Executive Summary that follows provides an overview of our performance and its relationship with our compensation decisions and practices. Following the Executive Summary, we will review each element of compensation. The Compensation Discussion and Analysis should be read together with the information in the Summary Compensation Table and other executive compensation tables below.

Executive Summary

Company Performance

Following is a summary of significant financial and strategic achievements in 2013:

•	Revenue increased 24%, from $388.9 million in 2012 to $481.5 million in 2013.
•	Our adjusted EBITDA was $117.7 million and our adjusted EBITDA margin was approximately 24%, compared to adjusted EBITDA of $97.3 million in 2012, which represented 25% of revenue. Please see Exhibit 99.1 to our Form 8-K filed on February 19, 2014 for a reconciliation of adjusted EBITDA to GAAP net income.
•	We completed the acquisition of Casey & Casey NPS, Inc., thereby strengthening our electronic processing presence in the Southern U.S., and further demonstrating the breadth and capabilities of our online registration, lien and titling services.
•	We completed the acquisition of VINtek, Inc. an innovator in the electronic, lien and title (ELT) marketplace. We believe our combined solutions have created a powerful platform to better address the ELT and collateral management needs of states and automotive finance lenders in the future, as well as created innovative new product opportunities, which improve efficiencies for automotive dealers to sell and finance vehicles.
•	We completed the acquisition of the assets of Customer Focused Marketing, Inc. (CFM), a provider of customer relationship (CRM) and marketing services. We believe CFM’s CRM technology filled a strategic gap in our suite, and their line-up of marketing services and solutions brings real value to our dealers’ businesses and customer relationships.
•	We announced in December our intention to acquire DDC, a leading provider of marketing and operations software and services for the automotive industry. The deal successfully closed on March 1, 2014. We believe the acquisition of DDC will allow us to deliver the most advanced solutions for dealers, OEMs, lenders, and car shoppers.
•	We continued to expand our team member base, adding an additional 530 team members through hiring and acquisitions.
•	Our stock price performance for 2013 represented an increase of 60%, including achievement of a new 52-week stock high of more than $48 per share. This compares to our 2- and 3-year performance of 76% and 140%.
•	The 2013 acquisitions in combination with our other internal achievements brings us closer to executing on our strategic vision of delivering a comprehensive and integrated suite of market-leading technologies to the automotive industry.

Share Performance

The following graph compares the cumulative five-year total return of holders of Dealertrack Technologies, Inc. common stock with the cumulative total returns of the NASDAQ Composite Index, the NASDAQ Internet Index, and the NASDAQ Software Index. The graph tracks the performance of a $100 investment in our common stock and in each of the indexes (with reinvestment of all dividends, if any) on December 31, 2008 with relative performance tracked through December 31, 2013.

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, the following graph will not be deemed incorporated by reference into any future filings made by us under those statutes.

*	$100 invested on 12/31/08 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Objectives of Our Executive Compensation Program

Our compensation program for our executives is designed to achieve the following objectives:

•	Attract and retain top contributors to ensure that we have high caliber executives;
•	Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;
•	Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;
•	Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;
•	Provide flexibility and allow for judgment in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities;

•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and
•	Reinforce our innovative and entrepreneurial culture.

Key Governance Features of Our Executive Compensation Program

•	Variable compensation. A majority of all Named Executive Officer compensation is “variable,” (i.e., contingent upon our meeting performance targets or stockholder value). A small percentage of executive compensation (18% in the case of the Chief Executive Officer and 22% on average for the other Named Executive Officers) is paid out as base salary that is not contingent upon the achievement of specific performance goals or tied to our stock price.
•	Pay for performance. Our executives are paid an annual cash bonus only if we achieve specific financial and operating performance goals. The performance goals are approved in advance by the Compensation Committee based on our business and operating plans, which are reviewed and approved by the full board of directors. The financial performance goals are based on free cash flow and revenue. For 2013, the Named Executive Officers were awarded between 118% to 136% of their target annual bonuses, which was more than their 2012 actual bonuses as a result of our performance.
•	Equity incentives. Our equity incentives are predominantly performance-based, and consist of a combination of performance-based stock options, restricted stock units and performance stock units that are designed to align the interests of our Named Executive Officers with the interests of our stockholders.
•	Use of peer groups. We have selected a peer group of companies with similar market capitalization or scope of operations to us against which to benchmark our Named Executive Officers’ compensation. We set executive target total direct compensation at levels the Compensation Committee believes are appropriate relative to the total compensation paid to similarly situated executives of our peer companies, giving consideration to market and other factors as well.
•	No single-trigger change-in-control cash benefits. Our change of control cash severance benefits are “double triggered” in that they are only payable if a Named Executive Officer’s employment is terminated following a change of control.
•	Executive stock ownership guidelines. The company maintains stock ownership requirements for members of the senior management team, including all vice presidents and executive officers. Our Chief Executive Officer is required to hold shares with a value equal to six times his base salary, and the other Named Executive Officers are required to hold shares with a value equal to two and a half times their respective base salaries.
•	Independent Compensation Committee. Compensation decisions for our Named Executive Officers are made by our independent Compensation Committee.
•	Independent Compensation Committee consultant. To assist in the performance of its duties, the Compensation Committee engages its own independent consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”). The consultant reports directly to the Compensation Committee and provides no services to the Company or management.
•	Clawback policies. During 2013, we adopted a clawback policy that applies to all of the Named Executive Officers and our other executive officers. The clawback policy gives the Compensation Committee the right to recoup incentive compensation in the event of a material restatement of our financial results.
•	Risk mitigation. As described in further detail below, we believe the mix and design of our compensation programs serve to mitigate operational, financial, legal and regulatory, and strategic and reputational risks. In addition, we believe our stock ownership guidelines and clawback policies help mitigate risk.

Impact of 2013 “Say on Pay” Vote

At our 2013 annual meeting, more than 98.9% of the votes cast on the “2013 say-on-pay vote” voted in favor of the compensation of our executive officers. The Compensation Committee considered the results from that vote and the overwhelming support expressed by stockholders on our approach to compensation and decided not to make any material changes to our executive compensation program in 2013. In the future, we will continue to consider the outcome of our say-on-pay votes and other shareholder feedback when making compensation decisions regarding the Named Executive Officers.

Determination of Compensation

Role of Compensation Committee in Compensation Decisions

The Compensation Committee of our board of directors makes all compensation decisions regarding senior management, which includes our Named Executive Officers and other senior officers of the company reporting directly to our Chief Executive Officer. Each member of the Compensation Committee is an independent, non-employee director. As described below, the Compensation Committee considers the Chief Executive Officer’s recommendations in determining the compensation of the other Named Executive Officers. The Compensation Committee’s decisions regarding the compensation of our Named Executive Officers are made outside the presence of the applicable officer. The Compensation Committee is responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans, and the performance measures used in our executive compensation programs. The Compensation Committee also reviews the long-term incentive program, the deferred compensation program and the payments that would be required to be paid to the Named Executive Officers under various termination and change in control scenarios.

Role of Executive Officers in Compensation Decisions

On an annual basis, in concert with our Chief Executive Officer, our Named Executive Officers engage in a process whereby they participate in setting corporate goals, recommending goals for their respective business or function, and recommending their individual performance goals for the year to come. These goals are then presented to the Compensation Committee or our board of directors for their consideration and approval. Following the completion of our fiscal year, our Named Executive Officers formally assess the extent to which each Named Executive Officer believes his individual goals were met. Our Chief Executive Officer reviews and discusses these self-assessments with each of our Named Executive Officers and makes recommendations to the Compensation Committee concerning compensation of the Named Executive Officers other than himself. The Compensation Committee takes these recommendations into account in determining base salaries, cash incentive awards and equity-based awards for our Named Executive Officers. Our Human Resources officer also works with the Compensation Committee and its independent compensation consultant, F.W. Cook (as further described below), to ensure that the Compensation Committee is provided with appropriate information upon which to base its decisions.

Role of Independent Compensation Consultant in Compensation Decisions

The Compensation Committee engaged F.W. Cook, an independent executive compensation consulting firm, to advise the Compensation Committee on matters related to Chief Executive Officer and other executive compensation with respect to 2013. As advisor to the Compensation Committee, F.W. Cook reviews the total compensation strategy and pay levels for the Named Executive Officers, informs the Compensation Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs as well as compensation trends and best practices, and provides general advice to the Compensation Committee with respect to all compensation decisions pertaining to the Named Executive Officers. F.W. Cook also provides input on non-employee director compensation, proposed meeting agendas and presentation materials submitted by management to the Compensation Committee.

To safeguard the independence of F.W. Cook, the Compensation Committee retains the consultant and has the sole authority to terminate its engagement. The Compensation Committee determines the terms and conditions of the consultant’s engagement, including the fees charged. F.W. Cook reports directly to the Compensation Committee and provides no services to the company or management. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists with respect to its services to the Compensation Committee.

Benchmarking Against Peer Companies

Our selection criteria for peer companies generally require companies with similar revenues or market capitalization to be in our peer group because we believe that the complexity of executives’ roles tends to correspond with the size of the company. Certain peer companies that fall outside the revenue/market capitalization range may still be included in the peer group if they are very similar to us in terms of business model, industry or scope of operations.

On behalf of the Compensation Committee of the company, F.W. Cook reviewed the company’s executive compensation peer group that was used for 2012 compensation decisions to determine if any changes were necessary. The peer group for 2013 was updated to exclude Blackboard, Radiant Systems and S1 Corporation due to M&A activity. We believe the current 13-company peer group remains reasonable from both size and business perspectives (e.g. the Company’s average percentile rank across all size metrics (Revenue, EBITDA, Net Income, Market Capitalization, and Employees) approximates the median at 53%). Despite the comfort level with the current peer group, other companies were reviewed for potential inclusion based on both (1) the peer group used by certain proxy advisory firms and (2) GICS Industry Classifications. Following this review, F.W. Cook did not recommend any further changes to the peer group for 2013 compensation planning, and the Compensation Committee therefore did not approve any changes. Set forth below is the peer group used for 2013 compensation planning:

ACI Worldwide	Fair Isaac	Tyler Technologies
Blackbaud	JDA Software Group	Websense
Bottomline Technologies	Liquidity Services	Wright Express
CSG Systems International	Synchronoss Technologies
Digital River	TNS

Annually, the Compensation Committee reviews each Named Executive Officer’s base salary, incentive bonus and equity incentive awards with the guidance of the Compensation Committee’s independent consultant. While we generally aim to set each Named Executive Officer’s target total direct compensation at approximately the median of the levels paid to similarly situated executives in our peer group (with lower positioning of target cash compensation offset by higher positioning of long-term incentive grants), such data is intended to serve as one of several reference points to assist the Compensation Committee in its discussions and deliberation. The Compensation Committee reserves flexibility to vary from this positioning based on a variety of factors including prior year compensation targets, the Named Executive Officer’s overall performance, changes in roles or responsibilities, and prior year short- and long-term incentive payments.

In making compensation decisions, the Compensation Committee considers all elements of executive compensation, including forms of indirect compensation, such as severance and change in control provisions. The Compensation Committee uses peer group information to ensure that the compensation program for our Named Executive Officers is competitive in our industry and the areas in which we compete for talent, and reflects the scope and responsibilities of each executive’s role.

Description and Analysis of Our 2013 Compensation Decisions

This section describes the components of our executive compensation program, the way in which the Compensation Committee makes decisions about each component, the philosophy behind each component, and the way these decisions and philosophies were applied to each Named Executive Officer.

Base Salary

The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executive officers. The Compensation Committee also believes that having a certain level of fixed compensation allows our executive officers to dedicate their full-time business attention to our company. Each executive officer’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive within the marketplace. The annual base salary for each Named Executive Officer is the primary form of fixed compensation. Base salaries represent 18% of total target direct compensation opportunity for the Chief Executive Officer and 22%, on average, of the target total direct compensation opportunity for the other Named Executive Officers.

In setting base salaries and determining merit increases for our Named Executive Officers, the Compensation Committee takes into account a variety of factors, including:

•	level of responsibility;
•	individual and team performance; and
•	general levels of salaries and salary changes relative to executives with similar responsibilities at peer group companies.

Our Compensation Committee reviews base salary levels annually, but only makes adjustments based on performance, market trends and surveys of peer group compensation levels. Base salary may be adjusted during the year if a change in the scope of the executive officer’s responsibilities justifies such consideration.

After taking into consideration the factors listed above, the Compensation Committee, based on the Chief Executive Officer’s recommendation for Named Executive Officers other than himself, granted the Named Executive Officers salary increases on average of 5.31%.

Annual Incentive Bonus Plan

Annual incentive bonuses are paid to reward achievement of critical shorter term operating, financial, strategic, and individual performance objectives that are expected to contribute to stockholder value creation over time.

The Compensation Committee believes variable incentive pay should be a significant portion of each Named Executive Officer’s annual target cash compensation. The annual incentive bonus targets are established for the Named Executive Officers each year. In 2013, the Named Executive Officers’ target bonuses ranged from 60% to 100% of their respective base salaries, and their maximum bonuses ranged from 170% to 210% of their respective target bonuses.

The Annual Incentive Bonus Plan pool is determined based on the Company’s achievement of (a) a free cash flow target and (b) a total company revenue target for the year, as described below, which determines the percentage of target for funding the pool. The free cash flow and total company revenue goals are weighted equally in this determination. This approach is intended to balance the named executives’ focus on growth in both revenues and earnings as measured by free cash flow. Our Compensation Committee may then modify this result based on overall company performance. Each Named Executive Officer’s bonus award is calculated by multiplying the officer’s annual base salary by the officer’s target award percentage, and then multiplying that product by the pool percentage determined by the Compensation Committee as described above. A Named Executive Officer’s bonus may be further modified based upon individual performance.

The Compensation Committee uses free cash flow as a key metric to review and assess the company’s operating performance and the management team’s performance because it provides useful information with respect to the performance of the Company’s fundamental business activities, and is frequently used by equity research analysts and others in evaluating the company. Free cash flow is calculated as adjusted EBITDA less capital expenditures. Adjusted EBITDA is defined in our quarterly and annual financial filings with the SEC. Our free cash flow target for 2013 for purposes of calculating named executive compensation was $66.5 million. This target represents an approximate 15% increase over the free cash flow target that was established under our 2012 annual incentive bonus plan. The company was required to achieve a threshold of at least 80% of this target in order for our executive officers to be eligible to receive any credit toward their annual incentive bonuses from free cash flow.

The free cash flow bonus pool contribution, which constituted 50% of the total bonus pool contribution, was determined as follows:

2013 Company Free Cash Flow	Free Cash Flow Bonus Pool Contribution
Less than $53.2 million	None
$53.2 million	25%
Between $53.2 million and $66.5 million	Straight line interpolation between 25% and 100% of the target pool contribution
$66.5 million	100% of the target bonus pool contribution
Between $66.5 million and $76.5 million	Straight line interpolation between 100% and each employee’s maximum bonus as a % of their target bonus
Over $76.5 million (maximum)	Each employee’s maximum bonus as a% of their target bonus

The Compensation Committee uses total revenue as the other key metric to review and assess the Company’s operating performance and the management team’s performance because our total revenue reflects the extent to which we have been able to grow our businesses and increase our presence in the markets we serve. Our total revenue target for 2013 for purposes of calculating named executive compensation was $470.5 million. This target represents an approximate 20% increase over the total revenue target that was established under our 2012 annual incentive bonus plan. The company was required to achieve a threshold of at least 90% of this target in order for our executive officers to be eligible to receive any credit toward their annual incentive bonuses from total revenue.

The total revenue bonus pool contribution, which constituted the other 50% of the bonus pool contribution, was determined as follows:

2013 Total Company Revenue	Total Company Revenue Bonus Pool Contribution
Less than $423.5 million	None
$423.5 million	25%
Between $423.5 million and $470.5 million	Straight line interpolation between 25% and 100% of the target pool contribution
$470.5 million	100% of the target bonus pool contribution
Between $470.5 million and $505.8 million	Straight line interpolation between 100% and each employee’s maximum bonus as a % of their target bonus
Over $505.8 million (maximum)	Each employee’s maximum bonus as a % of their target bonus

For fiscal 2013, our total revenue was $481.5 million and our free cash flow was $86.4 million. After our total revenue and free cash flow results are determined, our Compensation Committee has the ability to modify the bonus awarded to each executive officer depending on its assessment of performance. In making this assessment for executive officers other than the Chief Executive Officer, the Compensation Committee also considers input from our Chief Executive Officer. Based on our total revenue and free cash flow results set forth above as well as the Compensation Committee’s assessment of each executive’s performance, the Compensation Committee awarded each Named Executive Officer, including our Chief Executive Officer, a bonus award in the range of 118% to 136% of his respective target for 2013.

Equity Incentive Awards

In order to align the executive officers’ interests with our stockholders, each executive officer receives an equity incentive award. The following factors were considered in determining the level of equity incentive awards provided to the executive officers in 2013:

•	the executive’s performance;
•	the executive’s potential future contributions to the company;
•	the current compensation of the executive;
•	the current overall value of the executive’s long-term incentives; and
•	peer group long-term incentive grant values.

For 2013, approximately one-third of the Named Executive Officers’ grant date equity incentive award value was granted in the form of restricted stock units, approximately one-third in the form of performance-based stock options and approximately one-third in the form of performance-based stock units.

The first two-thirds of the equity grants also serve as a retention tool because they vest and are earned through service with the company over a three- or four-year period. The stock options have a seven-year life. We believe these equity grants further the long-term perspective necessary for continued success of the business. The split between award types balances the objectives of retention (restricted stock units, stock options and performance share units), stock price appreciation (stock options, which only have value to the extent that the stock price appreciates from the date of grant) and performance (performance units and stock options).

The Compensation Committee typically approves the Company’s equity grants at its first regularly scheduled meeting of a given fiscal year. Option grants to new hires are generally approved at the first regularly scheduled Compensation Committee meeting that follows the date of hire. In 2010, the Compensation Committee adopted an equity grant policy still in effect, under which equity grants are granted on the fifth business day each quarter after earnings are released.

Long Term Incentive Program

In February 2010, the Compensation Committee added performance-based stock units as a component of our Named Executive Officers’ annual equity grants. The performance stock units granted to the Named Executive Officers vest only upon the achievement of certain corporate objectives, described below. These grants will vest fully only to the extent that during the applicable measurement period we achieve our Revenue performance goals and Total Shareholder Return goals set forth below. Additionally, each executive officer must remain continuously employed with the company through February 28 of the year following the three year measurement period to qualify to receive an award. The Committee selected Total Shareholder Return as a performance metric, in order to tie the compensation of our executive officers to the interests of our stockholders and ensure that the relative performance is part of our executive compensation program. In 2013, the board of directors and executive committee discussed other measures of high-growth SaaS companies and determined that Revenue is a key measure of high-growth companies, as it is an important measure of profitability, leading to an overall decision to change one of the performance stock unit metrics from Adjusted Net Income to Revenue. While revenue is also used as one of the performance metrics under our annual incentive bonus plan, the payout will only occur if the Named Executive Officer remains employed with the company over the three year performance period thus focusing contributions from a long-term perspective. The following table summarizes the overall design and mix of our performance stock units granted in 2013:

Form of Award	Percentage of Total Target Performance Stock Unit Award Value	Purpose	Performance Measured	Earned and Vesting Periods
Revenue Performance Award	50%	• Encourages retention	Revenue	Earned at end of one-year performance period based on revenue; once earned, vests 100% on February 28, 2016.
		• Ties executive compensation to revenue performance
TSR Performance Award	50%	• Encourages retention	TSR	Earned and vest after three-year performance period based on TSR on February 28, 2016.
		• Ties executive compensation to our long-term market performance

50% of the performance stock units (the “Revenue Units”) relate to the performance of the company with respect to Revenue, and will be eligible for vesting only to the extent the relevant Revenue goals are met. Revenue is calculated in the same manner as for purposes of our financial statements.

The number of actual Revenue Units that will be eligible to be paid to the executive (the “Revenue Payout”), if any, will be determined as follows:

2013 Company Revenue	Actual Revenue Payout
Below $421,800,000	None
$421,800,000	25% of the Target Revenue Award
Between $421,800,000 and $468,700,000	Straight line interpolation between 25% and 100% of the Target Revenue Award
$468,700,000	100% of the Target Revenue Award
Between $468,700,000 and $503,900,000	Straight line interpolation between 100% and 150% of the Target Revenue Award
$503,900,000 or greater	150% of the Target Revenue Award

Based on the company’s Revenue for fiscal year 2013 of $481.5 million, the Actual Revenue Payout will be 118% of the target payout and will become payable subject to the satisfaction of the time-based vesting restrictions that apply through February 28, 2016.

The other 50% of the performance stock units (the “TSR Units”) will be eligible for vesting only to the extent the company meets its relevant total shareholder return (TSR) targets during the period from 2013 through 2015. The number of actual TSR Units that will be eligible to be paid to the executive (the “Actual TSR Payout”), if any, is determined based on the company’s TSR for the three year period ending December 31, 2015 (the “TSR Performance Period”) compared with the TSR of the individual companies that comprise the NASDAQ US Benchmark Software Index. However, if the company achieves a negative absolute total shareholder return over the TSR Performance Period, the maximum percentage of each executive’s TSR Units eligible to become vested and payable is in all events capped at 100%, in recognition that in such event, while the company’s total shareholder return may have exceeded that of the comparative peers, shareholders have not realized a positive total shareholder return on an absolute basis for this period.

The Actual TSR Payout will be determined as follows:

Total Shareholder Return During the TSR Performance Period (2013 to 2015)	Actual TSR Payout
Below 25th percentile	0%
25th percentile	25% of Target TSR Award
Between 25th and 50th percentile	Straight line interpolation between 25% and 100% of Target TSR Award
50th percentile	100% of Target TSR Award
Between 50th and 75th percentile	Straight line interpolation between 100% and 150% of Target TSR Award
75th percentile or greater	150% of Target TSR Award

Stock Ownership Requirements

The Compensation Committee maintains stock ownership requirements for members of the senior management team, including all vice presidents and executive officers. In 2013 the Compensation Committee made a change to our share ownership requirements. Our Chief Executive Officer is required to hold shares with a value equal to six times his base salary. The other Named Executive Officers are required to hold shares with a value equal to two and a half times their respective base salaries. Vice Presidents and other executive officers are required to hold shares equal to the lesser of (a) a multiple of their respective base salaries and (b) a fixed number of shares.

Each executive officer is expected to attain the ownership target within five years from the date he or she became subject to the guidelines. Stock options are not included in determining compliance with this share ownership requirement. Performance stock units are not included except for any portion which may have been earned based on achievement of the applicable performance conditions, but which remain subject to additional time-based vesting requirements. Shares subject to restricted stock units are included in determining compliance with this share ownership requirement. Named Executive Officers are expected to retain 50% of the net after-tax shares acquired through the exercise of stock options or vesting of restricted stock units until they achieve their minimum share ownership positions. Shares acquired through the company’s Employee Stock Purchase Plan are credited toward the stock ownership requirement. The Compensation Committee annually reviews compliance with the stock ownership requirements. As of the end of 2013, the CEO and two Named Executive Officers are in compliance. Two Named Executive Officers had not attained the required ownership levels at the end of 2013, however, these executives were within the grace period and still have a period of time remaining before they are required to meet their ownership targets.

Perquisites

We believe that cash and equity compensation are key components in attracting and retaining management talent and generally do not provide any perquisites other than relocation expenses. The Company believes that providing relocation benefits is consistent with market practices. For the 2013 fiscal year, no relocation expenses were paid on behalf of our Named Executive Officers.

Other Benefits

Generally Available Benefits

We provide the following benefits to our Named Executive Officers generally on the same basis as the benefits provided to all employees:

•	Health, dental and vision insurance;
•	Life insurance;
•	Short- and long-term disability; and
•	401(k) plan.

Executive Compensation Deferral Program

Our Named Executive Officers are entitled to participate in our Executive Deferred Compensation Plan. We believe that, because the Company does not offer a defined benefit pension plan, such a deferred compensation arrangement should be included as a component of a market-competitive compensation program to assist participants in planning and saving for their retirement. The plan is also structured to provide an additional alignment between the interests of our executives and stockholders, as deferrals are denominated in stock units having a value equal to the value of the underlying shares of common stock. The plan allows the Named Executive Officers to defer bonus compensation by investing it in deferred stock units based on the fair market value of the common stock on the date the bonuses would otherwise be paid. This plan provides a tax effective means of allowing the executive officers to invest in the stock and fulfills the objective of encouraging equity ownership. None of our Named Executive Officers deferred any portion of their 2013 bonuses.

Severance Benefits

The company has entered into employment agreements with each of the Named Executive Officers that provide for severance equal to twelve months of base salary in the event of termination without cause or resignation for good reason, payable on the sixtieth day following the severance date. However, in the event that the executive’s termination of employment is within twelve months of a change in control, the severance amount is increased to twenty-four months of base salary.

The company’s employment agreements provide for limited accelerated vesting of equity grants (other than performance-based stock units) in the event of a termination of employment by the company without cause or by the Named Executive Officer for good reason. In return, each executive agrees not to compete or solicit the company’s employees for one year from the date of termination.

The employment agreements also provide change in control protections for the Named Executive Officers’ equity grants. In the event we undergo a change of control, the employment agreements provide for 36 months of accelerated vesting for time-based stock options and restricted stock unit grants, and full vesting of such grants in the event of termination within twelve months of the change of control. The performance-based stock unit grants provide for full acceleration upon a change in control. We believe that it is important to provide for accelerated vesting because equity grants provide such a high proportion of the total compensation. Very often, members of senior management lose their jobs in connection with a change of control. By agreeing up front to protect the Named Executive Officers from losing their equity in the event of a change in control, we believe we can reinforce and encourage the continued attention and dedication of the executive officers to their assigned duties without distraction in the face of an actual or threatened change of control.

The employment agreements entered into by the company with its Named Executive Officers prior to 2010, which include agreements for Messrs. O’Neil, Jacobs, McLeer, and Sundaram, provide for a tax gross-up payment to the Named Executive Officers in the event they become subject to the 20% golden parachute excise tax. In 2010, the Compensation Committee approved a change for all future executives providing that such executives would not receive this tax gross-up payment.

Please see page 56 for more information regarding the material terms of the Named Executive Officers’ employment agreements.

Clawback Policies; Recoupment of Incentive Compensation

In 2013, the Compensation Committee approved the implementation of a clawback policy for Named Executive Officers and other executive officers. The policy states that any incentive compensation or award received by a covered executive for performance periods beginning with calendar year 2014 is subject to recoupment as determined by the Compensation Committee in the event of a material restatement of our financial results. The provisions of the clawback policy are in addition to (and not in lieu of) any similar provisions of applicable law which could in certain circumstances require repayment or forfeiture of any compensation or awards received by a covered executive from the Company.

Tax Considerations

Policy on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officers and certain of their other most highly compensated executive officers unless certain tests are met. The Compensation Committee’s general intent is to design and administer our executive compensation programs to preserve the deductibility of compensation payments to Named Executive Officers. However, our goal of preserving the deductibility of compensation is secondary in importance to achievement of the company’s compensation objectives. We believe that the potential increased tax liability is of insufficient magnitude to warrant alteration of our current executive compensation programs, which we believe are achieving our desired compensation objectives while retaining our flexibility to exercise judgment in assessing our Named Executive Officers’ performances.

COMPENSATION COMMITTEE REPORT

This report is submitted by the Compensation Committee of the board of directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be considered soliciting material or deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Mary Cirillo-Goldberg
James D. Foy
John J. McDonnell, Jr. (chairperson)

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Mark F. O’Neil Chairman, President and Chief Executive Officer	2013	$591,667	$0	$1,280,067	$629,494	$700,000	$8,919	$3,210,147
	2012	$545,350	$0	$1,270,222	$655,910	$420,750	$8,186	$2,900,418
	2011	$522,100	$0	$1,182,282	$597,592	$907,540	$8,889	$3,218,403
Eric D. Jacobs Executive Vice President, Chief Financial and Administrative Officer	2013	$322,250	$0	$599,998	$299,996	$275,000	$9,122	$1,506,366
	2012	$307,083	$0	$538,207	$272,563	$166,590	$8,199	$1,292,642
	2011	$300,000	$0	$540,288	$273,208	$310,050	$9,364	$1,432,910
Raj Sundaram Executive Vice President, Dealer Solutions, Sales and Marketing,	2013	$322,500	$0	$666,671	$333,331	$285,000	$9,122	$1,616,624
	2012	$308,333	$0	$605,412	$306,633	$158,100	$8,199	$1,386,677
	2011	$300,000	$0	$540,288	$273,208	$317,700	$7,094	$1,438,290
Richard McLeer Executive Vice President, Chief Information Officer and Services	2013	$315,000	$0	$599,998	$299,996	$240,000	$7,527	$1,462,521
	2012	$295,833	$0	$538,207	$272,563	$151,800	$4,920	$1,263,323
	2011	$260,417	$0	$405,618	$204,230	$246,538	$5,746	$1,122,549
Mark Furcolo Executive Vice President and Group President, Lender Solutions	2013	$265,167	$0	$433,315	$216,668	$200,000	$8,658	$1.123,808
	2012	$263,904	$0	$268,820	$136,281	$140,679	$7,415	$817,099
	2011	$249,918	$0	$121,123	$50,221	$175,000	$13,872	$610,134

(1)	This column represents the aggregate grant date fair value of restricted stock unit and performance stock unit awards assuming target company performance and does not correspond to the actual value that will be recognized by the Named Executive Officers. The aggregate grant date fair values of the 2013 restricted stock unit and performance stock unit awards in the event the company achieves maximum performance are as follows: Mr. O’Neil: $1,621,745; Mr. Jacobs: $750,003; Mr. Sundaram: $833,340; Mr. McLeer: $750,003; Mr. Furcolo: $541,637. Fair value is calculated in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the date of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 14 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. Under generally accepted accounting principles, stock-based compensation expense is generally recognized over the vesting periods applicable to the awards.
(2)	This column represents the aggregate grant date fair value of stock options granted in such year calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 14 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. See the Grants of Plan-Based Awards Table for information on options granted in 2013. These amounts reflect the grant date fair value for these awards, and do not correspond to the monetary value that may be recognized by the Named Executive Officers.
(3)	The amounts shown include awards earned under our annual incentive bonus plan in the fiscal year although such amounts are payable in the following year.
(4)	The follow table describes each component of the All Other Compensation column in the Summary Compensation Table for 2013.

ALL OTHER COMPENSATION TABLE

Executive	401(k) Match/ Contribution(1)	Total
Mark F. O’Neil	$8,919	$8,919
Eric D. Jacobs	$9,122	$9,122
Raj Sundaram	$9,122	$9,122
Richard McLeer	$7,527	$7,527
Mark Furcolo	$8,658	$8,658

(1)	This column reports our matching contributions to the named executives’ 401(k) savings accounts.

Please see the discussions under “Components of Executive Compensation for 2013,” above, and “Employment Agreements with Named Executive Officers,” below, for a discussion of the material factors necessary to an understanding of the information disclosed in this table.

GRANTS OF PLAN-BASED AWARDS IN 2013

The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2013:

Name	Award Description	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(5) ($)	Grant Date Fair Value Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark F. O’Neil	Cash Incentive Bonus(1)		$443,922	$591,896	$1,242,981	—	—	—	—	—	—	—
	Performance- based Stock Units(2)	3/4/13	—	—	—	5,767	23,067	34,601	—	—	—	$683,353
	Stock Options(3)	3/4/13	—	—	—	58,464	58,464	58,464	—	—	$28.87	$629,494
	Restricted Stock Units(4)	3/4/13	—	—	—	—	—	—	20,669	—	—	$596,714
Eric D. Jacobs	Cash Incentive Bonus(1)		$157,134	$209,512	$387,596	—	—	—		—	—	—
	Performance- based Stock Units(2)	3/4/13	—	—	—	2,532	10,127	15,191		—	—	$300,010
	Stock Options(3)	3/4/13	—	—	—	27,862	27,862	27,862		—	$28.87	$299,996
	Restricted Stock Units(4)	3/4/13	—	—	—	—	—	—	10,391	—	—	$333,333
Raj Sundaram	Cash Incentive Bonus(1)		$157,252	$209,670	$387,889	—	—	—		—	—	—
	Performance- based Stock Units(2)	3/4/13	—	—	—	2,813	11,252	16,878		—	—	$333,338
	Stock Options(3)	3/4/13	—	—	—	30,958	30,958	30,958		—	$28.87	$333,331
	Restricted Stock Units(4)	3/4/13	—	—	—	—	—	—	11,546	—	—	$299,988
Richard McLeer	Cash Incentive Bonus(1)		$141,787	$189,049	$321,384	—	—	—		—	—	—
	Performance- based Stock Units(2)	3/4/13	—	—	—	2,532	10,127	15,191		—	—	$300,010
	Stock Options(3)	3/4/13	—	—	—	27,862	27,862	27,862		—	$28.87	$299,996
	Restricted Stock Units(4)	3/4/13	—	—	—	—	—	—	10,391	—	—	$299,988
Mark Furcolo	Cash Incentive Bonus(1)		$124,614	$166,152	$282,459	—	—	—		—	—	—
	Performance- based Stock Units(2)	3/4/13	—	—	—	1,828	7,313	10,970		—	—	$216,646
	Stock Options(3)	3/4/13	—	—	—	20,123	20,123	20,123		—	$28.87	$216,668
	Restricted Stock Units(4)	3/4/13	—	—	—	—	—	—	7,505	—	—	$216,669

(1)	For these awards, the columns show the potential value of the payout of the annual cash incentive bonuses for 2013 performance for each Named Executive Officer if the minimum, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company and individual performance. The actual amount of the annual cash incentive bonuses paid under these awards for 2013 performance is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	For these awards, the columns show the potential value of the performance-based stock unit grants provided to each Named Executive Officer under our Fourth Amended and Restated 2005 Incentive Award Plan for 2013 performance if the minimum, target and maximum performance levels are achieved. The potential vesting is based on the company’s achievement of certain TSR and Revenue objectives over a three year period. For more detail on these grants, please see the Compensation Discussion and Analysis section, beginning on page 34.
(3)	For these awards, the column shows the number of stock options granted in 2013 to the Named Executive Officers pursuant to the company’s Fourth Amended and Restated 2005 Incentive Award Plan. Subject to the achievement of an adjusted EBITDA vesting condition that requires us to improve upon our prior year EBITDA performance, 25% of the shares subject to the options vest on the one year anniversary of the date of grant, and 1/36th of the remaining shares subject to the options vest each month thereafter, such that 100% of the shares subject to the options will be fully vested four years after the date of grant.
(4)	For these awards, the column shows the number of restricted stock units granted in 2013 to the Named Executive Officers pursuant to the company’s Fourth Amended and Restated 2005 Incentive Award Plan. 25% of these awards vest each year on the anniversary of the grant date, such that 100% of the awards subject to the grant will be fully vested four years after the grant date.
(5)	This column shows the exercise price for the stock options granted during 2013. All option awards granted during 2013 were granted under the company’s Fourth Amended and Restated 2005 Incentive Award Plan.

Please see the discussions under “Components of Executive Compensation for 2013”, above, and “Employment Agreements with Named Executive Officers”, below, for a discussion of the material factors necessary to an understanding of the information disclosed in this table.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END

The following table provides information on the current holdings of equity awards by the Named Executive Officers. This table includes unexercised and unvested option awards, unvested restricted stock units, and restricted common stock or units with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the award grant date.

						Stock Awards
	Option Award					Grant Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Rights That Have Not Vested(4) ($)
		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exercisable (#)	Unexercisable (#)
Mark F. O’Neil	5/3/2004	720		$2.80	5/3/2014	3/2/2010	13,086	$629,175
	8/18/2004	76,640		$2.80	8/18/2014	2/24/2011	14,704	$706,968
	5/26/2005	125,000		$12.92	5/26/2015	2/28/2012	15,855	$762,308
	1/27/2006	90,000		$20.68	1/26/2016	3/4/2013	20,669	$993,766
	2/6/2007	40,000		$28.73	2/5/2017	2/24/2011			40,439	$1,944,307
	8/8/2007	10,000		$38.98	8/7/2014	2/28/2012			32,752	$1,574,716
	1/24/2008	100,000		$24.50	1/23/2015	3/4/2013			34,601	$1,663,616
	1/27/2009	180,000		$11.76	1/26/2016
	3/2/2010	113,100	7,540	$15.13	3/1/2017
	2/24/2011	53,274	21,926	$19.65	2/23/2018
	2/28/2012	27,008	31,902	$27.99	2/27/2019
	3/4/2013		58,464	$28.87	3/3/2020
Eric D. Jacobs	8/18/2004	10,000		$2.80	8/18/2014	3/2/2010	4,460	$214,437
	5/26/2005	50,000		$12.92	5/26/2015	2/24/2011	6,720	$323,098
	1/27/2006	20,000		$20.68	1/26/2016	2/28/2012	7,147	$343,628
	2/6/2007	9,000		$28.73	2/5/2017	3/4/2013	10,391	$499,599
	8/8/2007	5,000		$38.98	8/7/2014	2/24/2011			18,480	$888,518
	1/24/2008	45,000		$24.50	1/23/2015	2/28/2012			13,104	$630,040
	1/27/2009	25,000		$11.76	1/26/2016	3/4/2013			15,191	$730,383
	3/2/2010	34,275	2,285	$15.13	3/1/2017
	2/24/2011	24,369	10,011	$19.65	2/23/2018
	2/28/2012	11,220	13,260	$27.99	2/27/2019
	3/4/2013		27,862	$28.87	3/3/2020
Raj Sundaram	1/27/2006	10,000		$20.68	1/26/2016	3/2/2010	4,460	$214,437
	11/2/2006	20,000		$25.39	11/2/2016	2/24/2011	6,720	$323,098
	2/6/2007	9,000		$28.73	2/5/2017	2/28/2012	8,040	$386,563
	8/8/2007	5,000		$38.98	8/7/2014	3/4/2013	11,546	$555,132
	1/24/2008	40,000		$24.50	1/23/2015	2/24/2011			18,480	$888,518
	3/2/2010	6,855	2,285	$15.13	3/1/2017	2/28/2012			14,740	$708,699
	2/24/2011	23,911	10,011	$19.65	2/23/2018	3/4/2013			16,878	$811,484
	2/28/2012	12,625	14,915	$27.99	2/27/2019
	3/4/2013		30,958	$28.87	3/3/2020
Richard McLeer	1/27/2006	8,000		$20.68	1/26/2016	3/2/2010	3,570	$171,646
	2/6/2007	6,000		$28.73	2/5/2017	2/24/2011	5,044	$242,516
	8/8/2007	5,000		$38.98	8/7/2014	2/28/2012	7,147	$343,628
	1/24/2008	27,000		$24.50	1/23/2015	3/4/2013	10,391	$499,599
	1/27/2009	37,050		$11.76	1/26/2016	2/24/2011			13,874	$667,062
	3/2/2010	28,565	1,905	$15.13	3/1/2017	2/28/2012			13,104	$630,040
	2/24/2011	18,217	7,483	$19.65	2/23/2018	3/4/2013			15,191	$730,383
	2/28/2012	11,220	13,260	$27.99	2/27/2019
	3/4/2013		27,862	$28.87	3/3/2020
Mark Furcolo	2/24/2011	4,484	1,836	$19.65	2/23/2018	2/24/2011	2,544	$122,316
	2/28/2012	5,610	6,630	$27.99	2/27/2019	2/28/2012	3,570	$171,646
	3/4/2013		20,123	$28.87	3/3/2020	3/4/2013	7,505	$360,840
						2/28/2012			6,545	$314,684
						3/4/2013			10,970	$527,438

(1)	These awards vest in four equal annual installments from date of grant.
(2)	The market value is based on the closing price of our common stock as of December 31, 2013, which was $48.08.
(3)	These are performance-based restricted common stock or unit awards. The number of shares set forth represents the number that would be received by the executive if the company achieves its target performance level. Each February 24, 2011 grant relates to our 2011 adjusted net income and our stock’s performance during the three year period ending December 31, 2013, and will vest on January 31, 2014, provided that the executive officer remains employed on such date. Each February 28, 2012 grant relates to our 2012 adjusted net income and our stock’s performance during the three year period ending December 31, 2014, and will vest on January 31, 2015, provided that the executive officer remains employed on such date. Each March 4, 2013 grant relates to our 2013 revenue and our stock’s performance during the three year period ending December 31, 2015, and will vest on February 28, 2016, provided that the executive officer remains employed on such date. See page 42 — “Long Term Incentive Program”.
(4)	The market value is based on the closing price of our common stock as of December 31, 2013, which was $48.08, without taking any discounts and assuming maximum performance payouts on 2013 performance share units.

Option Vesting Schedule

Because any previously applicable EBITDA vesting condition has been satisfied, the vesting schedule for stock options is 25% of the shares subject to the option vest on the one year anniversary of the date of grant, and  1/36th of the remaining shares subject to the option vest each month thereafter, such that 100% of the shares subject to the option will be fully vested four years after the date of grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2013

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized Upon Vesting ($)
Mark F. O’Neil	100,000	(1)	$3,336,780	45,726	(5)	$1,422,807
Eric D. Jacobs	40,000	(2)	$713,306	17,703	(6)	$552,290
Raj Sundaram	87,869	(3)	$2,003,136	18,000	(7)	$561,049
Richard McLeer	19,950	(4)	$368,265	14,726	(8)	$458,550
Mark Furcolo	0		$0	2,923	(9)	$92,334

1.	Mr. O’Neil exercised 20,000 stock options on March 15, 2013; 20,000 stock options on May 15, 2013; 20,000 stock options on July 15, 2013; 20,000 stock options on September 16, 2013; 20,000 stock options on November 15, 2013. The exercise price for each of these options was $2.80 and the price of the stock when the options were exercised was $29.82, $31.39, $37.78, $40.33, and $41.50, respectively.
2.	Mr. Jacobs exercised 20,000 stock options on March 1, 2013; and 20,000 stock options on March 14, 2013. The exercise price for each of these options was $11.76 and the price of the stock when the options were exercised was $29.04, and $30.14, respectively.
3.	Mr. Sundaram exercised 12,869 stock options on January 2, 2013; 15,000 stock options on June 3, 2013, 15,000 on June 19, 2013; 12,878 stock options on July 5, 2013; 2,122 stock options on July 5, 2012; 7,878 stock options on August 6, 2013; 7,122 stock options on August 6, 2013; 458 stock options on August 6, 2013; and 14,542 stock options on August 6, 2013.. The exercise price for these options was $11.76, $11.76, $12.92, $15.13, $12.92, $12.92, $11.76, $19.65, $15.13, respectively. The price of the stock when the options were exercised was $30.00, $32.27, $35.00, $37.50, $37.50, $40.13, $40.13, and $40.13, respectively.
4.	On January 4, 2013, Mr. McLeer exercised 19,950 stock options with an exercise price of $11.76. The price of the stock when the options were exercised was $30.21.
5.	Includes shares that vested upon the lapse of vesting restrictions on RSU’s: 20,000 RSU’s vested on January 27, 2013; 7,353 RSU’s vested on February 24, 2013; 5,285 RSU’s vested on February 28, 2013; and 13,088 RSU’s vested on March 2, 2013.
6.	Includes shares that vested upon the lapse of vesting restrictions on RSU’s: 7,500 RSU’s vested on January 27, 2013; 3,360 RSU’s vested on February 24, 2013; 2,383 RSU’s vested on February 28, 2013; and 4,460 RSU’s vested on March 2, 2013.
7.	Includes shares that vested upon the lapse of vesting restrictions on RSU’s: 7,500 RSU’s vested on January 27, 2013; 3,360 RSU’s vested on February 24, 2013; 2,680 RSU’s on February 28, 2013; and 4,460 RSU’s vested on March 2, 2013.
8.	Includes shares that vested upon the lapse of vesting restrictions on RSU’s: 6,250 RSU’s vested on January 27, 2013; 2,523 RSU’s vested on February 24, 2013; 2,383 RSU’s vested on February 28, 2013; and 3,570 RSU’s vested on March 2, 2012.
9.	Includes shares that vested upon the lapse of vesting restrictions on RSU’s: 460 RSU’s vested on February 24, 2013; 1,273 RSU’s vested on February 24, 2013; and 1,190 RSU’s vested on February 28, 2013.

NONQUALIFIED DEFERRED COMPENSATION

We have a deferred compensation plan that allows the executive officers to defer up to 100% of annual bonus earnings by investing it in deferred stock units based on the fair market value of the common stock on the date the bonuses would otherwise be paid. None of our Named Executive Officers elected to defer any portion of their 2011, 2012 or 2013 bonuses or otherwise have deferrals under the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables set forth below describe and quantify certain compensation that would become payable under existing plans and arrangements if the Named Executive Officer’s employment had terminated on December 31, 2013, based on our closing stock price on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price. None of our Named Executive Officers are entitled to any compensation in the event of a voluntary termination without good reason or an involuntary termination for cause. In the event of a payment of cash severance benefits upon termination, such payment will occur on the sixtieth day following the date of termination. The values of equity awards are calculated based on the closing stock price of $48.08 (the closing price of our stock on December 31, 2013, the assumed termination date).

Executive	Base Salary(4)	Short-Term Incentives(5)	Performance Shares(6)	Stock Options(7)	Restricted Stock(8)	Health Care(9)	280G Tax Gross-Up	Total
Mark F. O’Neil
— Involuntary or Good Reason Termination(1)	$600,000	$0	$0	$2,235,885	$2,341,352	$16,041	$0	$5,193,278
— Death or Disability(2)	$600,000	$0	$2,547,230	$0	$0	$16,041	$0	$3,163,272
— Change in Control(3)	$1,200,000	$0	$3,862,293	$2,636,165	$3,092,337	$16,041	$0	$10,806,836
Eric D. Jacobs
— Involuntary or Good Reason Termination(1)	$325,000	$0	$0	$974,244	$1,016,435	$16,041	$0	$2,331,721
— Death or Disability(2)	$325,000	$0	$1,113,966	$0	$0	$16,041	$0	$1,455,007
— Change in Control(3)	$650,000	$0	$1,678,951	$1,161,995	$1,380,785	$16,041	$0	$4,887,773
Raj Sundaram
— Involuntary or Good Reason Termination(1)	$$325,000	$0	$0	$$1,045,870	$1,072,809	$16,041	$0	$2,459,721
— Death or Disability(2)	$325,000	$0	$1,170,139	$0	$0	$16,041	$0	$1,511,180
— Change in Control(3)	$650,000	$0	$1,791,115	$1,254,768	$1,479,229	$16,041	$0	$5,191,153
Richard McLeer
— Involuntary or Good Reason Termination(1)	$318,000	$0	$0	$889,727	$893,110	$16,041	$0	$2,116,879
— Death or Disability(2)	$318,000	$0	$952,898	$0	$0	$16,041	$0	$1,286,939
— Change in Control(3)	$636,000	$0	$1,497,750	$1,077,478	$1,257,460	$16,041	$0	$4,484,729
Mark Furcolo
— Involuntary or Good Reason Termination(1)	$280,000	$0	$0	$441,119	$417,214	$16,241	$0	$1,154,574
— Death or Disability(2)	$280,000	$0	$269,777	$0	$0	$16,241	$0	$566,018
— Change in Control(3)	$560,000	$0	$583,903	$572,165	$654,850	$16,241	$0	$2,387,159

(1)	Represents incremental compensation associated with an involuntary termination by the company without cause or a voluntary termination by the executive with Good Reason.
(2)	Represents incremental compensation associated with a termination due to death or disability on December 31, 2013.
(3)	Represents incremental compensation associated with a termination in connection with a change in control on December 31, 2013.
(4)	Represents twelve months of base salary calculated based on the salary in effect on the date of termination if terminated without cause, death or disability, or by executive for good reason. If termination is without cause or by executive for good reason within 12 months of a change in control, executive will receive 24 months of base salary. Severance will cease if the executive violates the non-compete provision of his or her employment agreement.
(5)	Named Executive Officers are entitled to receive a pro-rata bonus payment calculated based on the number of days during the fiscal year through the date of termination, applied to executive’s bonus for the year. The pro rata bonus is payable at the time that the company pays bonuses for such fiscal year to its other employees, but in no event later than seventy-five days following the last day of the calendar year. This bonus payment is not considered an incremental termination-related payment.

(6)	The Death or Disability amounts represent accelerated vesting of a pro-rata portion of the performance shares awarded on February 24, 2011, February 28, 2012 and March 4, 2013 for the Named Executive Officers. The Change of Control amounts represent the intrinsic value of the full vesting of the performance shares.
(7)	Named Executive Officers are eligible for acceleration of the vesting of certain of such officer’s outstanding stock options upon termination under certain circumstances, including involuntary termination or resignation for good reason or a change of control.
(8)	The Involuntary or Good Reason Termination amounts represent two years acceleration of the vesting of the Named Executive Officer’s restricted common stock units. The Change of Control amounts represent the intrinsic value of all restricted common stock units that would vest due to a termination in connection with a change in control.
(9)	Represents the reimbursement of premiums otherwise payable by executive pursuant to COBRA for a period of twelve months.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Each of our Named Executive Officers has entered into a written employment agreement with us or one of our subsidiaries that governs the terms and conditions of their employment. Each employment agreement with respect to the Named Executive Officers provides:

•	The initial term of employment for each of Mr. O’Neil, Mr. Jacobs, Mr. Sundaram, Mr. [Furcolo] and Mr. McLeer ended on August 8, 2008 and was automatically renewed for successive one-year periods according to its terms. Each agreement will continue automatically to be extended for additional one-year periods unless either party notifies the other of non-extension at least 60 days prior to the end of a term.
•	The annual base salary for 2014 and 2013 for each of the Named Executive Officers is as follows:

	2014	2013
Mark F. O’Neil	$620,000	$600,000
Eric D. Jacobs	$345,000	$325,000
Raj Sundaram	$345,000	$325,000
Richard McLeer	$335,000	$318,000
Mark Furcolo	$290,000	$280,000
•	Each Named Executive Officer is eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, is determined based upon our performance relative to certain performance benchmark targets as described above under “Annual Incentive Bonus.”
•	Each Named Executive Officer is prohibited from competing with us or soliciting our employees or customers during the term of his employment and for a period of two years thereafter, and from disclosing our confidential or proprietary information indefinitely.
•	In the event that a Named Executive Officer’s employment is terminated by us without “cause,” death or disability, or by the executive for “good reason,” the Named Executive Officer will be entitled to be reimbursed for COBRA payments for a period of one year following termination and to be paid an amount equal to his base salary for a period of one year, however, if the termination is following a change in control, he will be paid an amount equal to his base salary for a period of two years. Additionally, the Named Executive Officer shall be entitled to receive a pro rata annual bonus based on the percentage of the year worked through the date of termination. Notwithstanding the foregoing, in no event will any Named Executive Officer be entitled to receive any such payment or benefits after he or she violates any non-compete, non-disclosure or non-solicit covenant. “Cause” means any of the following: (i) the executive officer’s conviction for a felony, commission of fraud or embezzlement upon us; (ii) the executive officer’s commission of any willful act intended to injure our reputation, business, or business relationships; (iii) the refusal or failure to perform his duties with us in a competent and professional manner (in certain cases, with a cure period of ten business days); or (iv) the refusal or failure of the executive officer to comply with any of his material obligations under his employment agreement (in certain cases, with a cure period of ten business days). “Good reason” means any of the following: (i) a material breach by us of an executive officer’s employment agreement or in connection with our stock incentive plans (which has not been cured within the allotted time); (ii) a material reduction of an executive officer’s title or duties or the assignment to the officer of any duties materially inconsistent with his then current position; (iii) any material reduction in the executive officer’s salary or benefits; (iv) the failure of any successor entity to assume the terms of the executive officer’s employment agreement upon a “change of control”; or (v) relocation of the officer’s location a distance of at over fifty miles; or (vi) if we do not renew the executive officer’s employment agreement upon its expiration.

•	In the event that a Named Executive Officer’s employment is terminated by us without “cause” or by the executive for “good reason,” the Named Executive Officer shall be credited with twenty-four months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan. Upon a “change of control,” the Named Executive Officer shall automatically be credited with thirty-six months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan. Further, in the event that, within twelve months following a change of control, a Named Executive Officer’s employment is terminated or his position is eliminated or he experiences a material negative change in his compensation or responsibilities or he is required to be based at a location more than 50 miles from his current work location, any remaining unvested options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan shall become fully vested. “Change of control” means any of the following: (i) certain transactions or series of transactions in which a third party directly or indirectly acquires more than 50% of the total combined voting power of our securities (other than through registered public offerings, employee benefit plans and transactions with affiliates); (ii) over a two year period, our directors who were nominated by our stockholders or elected by our board of directors cease to constitute a majority of our board of directors; (iii) a merger, consolidation, reorganization, business combination, sale or other disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in which our voting securities outstanding immediately before the transaction cease to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, or after which a person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be deemed to beneficially own 50% or more of combined voting power of the successor entity solely as a result of the voting power held in us prior to the consummation of the transaction; or (iv) our stockholder’s approval of a liquidation or dissolution. In the case of those Named Executive Officers who have entered into employment agreements with one of our subsidiaries rather than with the parent company, “change of control” also means the occurrence of any of the above with respect to such subsidiary.
•	Each Named Executive Officer, other than Mr. Furcolo and Mr. Gibbs, is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on the severance payment under the Named Executive Officer’s employment agreement and any other benefits in the event any payment or benefit to the Named Executive Officer is considered an “excess parachute payment” and subject to an excise tax imposed by Section 4999 of the Internal Revenue Code. In 2010, the Compensation Committee approved a change for all future executives providing that such executives would not receive this tax gross-up payment.
•	Mr. Sundaram’s employment agreement contains a separate Unfair Competition and Nonsolicitation Agreement in which he agreed not to solicit from or compete with our ALG business for a period of ten years from May 25, 2005. On October 1, 2011 we sold our ALG business to a third party.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2013, Ms. Cirillo-Goldberg and Messrs. Foy and McDonnell were members of our Compensation Committee and none of our executive officers served as: (i) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our board of directors. No member of our Compensation Committee has ever been an employee of Dealertrack.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on our review of information on file with the SEC and our stock records, the following table provides certain information about beneficial ownership of our common stock as of April 15, 2014 (except where another date is indicated) for: (i) each person (or group of affiliated persons) which is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each Named Executive Officer and (iv) all directors and current executive officers as a group. Unless otherwise indicated, the address for those listed below is c/o Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock Owned
Mark F. O’Neil(1)	1,238,319	2.27%
Eric D. Jacobs(2)	340,295	*
Raj Sundaram(3)	300,683	*
Richard McLeer(4)	212,206	*
Mark Furcolo(5)	54,164	*
James Foy(6)	67,085	*
Mary Cirillo-Goldberg(7)	104,274	*
Ann B. Lane(8)	72,525	*
John J. McDonnell, Jr.(9)	35,524	*
Joseph P. Payne(10)	34,117	*
James David Power III(11)	108,097	*
Howard L. Tischler(12)	74,525	*
Barry Zwarenstein(13)	45,175	*
All current directors and current executive officers as a group (16 persons)(14)	3,350,748	6.03%
BlackRock Inc.(15)	3,788,908	7.07%
Apax Europe VI GP Co. Limited(16)	3,017,298	5.63%
Kornitzer Capital Management, Inc.(17)	2,936,564	5.48%
The Vanguard Group, Inc.(18)	2,848,765	5.32%

*	Indicates less than 1%
(1)	Includes 858,255 shares which Mr. O’Neil has the right to acquire within 60 days after April 15, 2014 upon the exercise of stock options. Also includes 34,629 restricted stock units and 59,365 performance stock units, as well as (i) 583 shares held by Monique O’Neil, Mr. O’Neil’s wife; (ii) 21,959 shares held by The Monique O’Neil 2008 Qualified Grantor Retained Annuity Trust; (iii) 13,166 shares held by The

Monique O’Neil 2009 Qualified Grantor Retained Annuity Trust and (iv) 4,875 shares held by the 2005 Monique O’Neil Qualified Grantor Retained Annuity Trust. Ms. O’Neil is the trustee of each of these trusts.
(2)	Includes 279,584 shares which Mr. Jacobs has the right to acquire within 60 days after April 15, 2014 upon the exercise of stock options. Also includes 16,650 restricted stock units and 25,625 performance stock units.
(3)	Includes 190,282 shares which Mr. Sundaram has the right to acquire within 60 days after April 15, 2014 upon the exercise of stock options. Also includes 17,824 restricted stock units and 27,940 performance stock units.
(4)	Includes 163,914 shares which Mr. McLeer has the right to acquire within 60 days after April 15, 2014 upon the exercise of stock options. Also includes 15,509 restricted stock units and 25,082 performance stock units.
(5)	Includes 25,966 shares which Mr. Furcolo has the right to acquire within 60 days after April 15, 2014 upon the exercise of stock options. Also includes 9,525 restricted stock units and 15,871 performance stock units.
(6)	Includes 30,000 shares which Mr. Foy has the right to acquire within 60 days after April 15, 2014 upon the exercise of stock options and 4,117 restricted stock units.
(7)	Includes 50,000 shares which Ms. Cirillo-Goldberg has the right to acquire within 60 days after April 15, 2014 upon the exercise of stock options and 4,117 restricted stock units.
(8)	Includes 30,000 shares which Ms. Lane has the right to acquire within 60 days after April 15, 2014 upon the exercise of stock options and 4,117 restricted stock units.
(9)	Includes 4,117 restricted stock units.
(10)	Includes 4,117 restricted stock units and 30,000 shares which Mr. Payne has the right to acquire within 60 days after April 15, 2014.
(11)	Includes 50,000 shares which Mr. Power has the right to acquire within 60 days after April 15, 2014 upon the exercise of stock options and 4,117 restricted stock units.
(12)	Includes 40,000 shares which Mr. Tischler has the right to acquire within 60 days after April 15, 2014 upon the exercise of stock options and 4,117 restricted stock units.
(13)	Includes 4,117 restricted stock units.
(14)	Includes 2,016,091 shares which this group has the right to acquire within 60 days after April 15, 2014 upon the exercise of stock options, 160,864 restricted stock units and 187,116 performance stock units.
(15)	The shares shown as beneficially owned by BlackRock, Inc. and related entities are as of December 31, 2013 and were reported in its Schedule 13G/A filed with the SEC on January 28, 2014. Its address is 40 East 52nd Street, New York, NY 10022. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 3,654,137 shares and sole dispositive power over 3,788,908 shares.
(16)	The shares shown as beneficially owned by Apax Europe VI GP Co. Limited (“Apax”) and related entities are as of March 1, 2014 and were reported on its Schedule 13G filed with the SEC on April 9, 2014. Its address is 13 – 15 Victoria Street, St. Peter Port, Guernsey, Channel Islands, X0 GY13ZD. According to the Schedule 13G, Apax and its related entities have shared voting power over 3,017,298 shares and shared dispositive power over 2,759,267 shares.
(17)	The shares shown as beneficially owned by Kornitzer Capital Management, Inc. and related entities are as of December 31, 2013 and were reported in its Schedule 13G/A filed with the SEC on January 16, 2014. Its address is 5420 West 61st Place, Shawnee Mission, KS 66205. According to the Schedule 13G/A, Kornitzer Capital Management, Inc. has sole voting power over 2,946,564 shares, sole dispositive power over 2,859,001 shares and shared dispositive power over 77,563 shares.
(18)	The shares shown as beneficially owned by The Vanguard Group, Inc. are as of December 31, 2013 and were reported in its Schedule 13G/A filed with the SEC on February 12, 2014. Its address is 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G/A, The Vanguard Group, Inc. has sole voting power over 61,248 shares, sole dispositive power over 2,790,017 shares and shared dispositive power over 58,748 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC and to furnish us with copies of the reports they file. Based solely on our review of the reports received by us, or written representations from certain reporting persons, we believe that during the period from January 1, 2013 through December 31, 2013 all reports were timely filed, except for Form 4 filings to report sales of common stock by Mr. O’Neil, Mr. Jacobs, Mr. Sundaram, Mr. McLeer, Mr. Furcolo, Mr. Von Pusch, and Ms. Herrera on February 8, 2013, and a Form 4 filing to report a sale of stock by Ms. Herrera on September 15, 2013.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

In accordance with its written charter, the Audit Committee, which is comprised solely of independent directors, is responsible for reviewing all related party transactions for potential conflict of interest situations on an ongoing basis. The approval of the Audit Committee is required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

Jack McDonnell, one of our directors, is a director of a company that we have entered into a license agreement under which we paid approximately $85,000 in fees during 2012. Mr. McDonnell is also the managing member and 45% percent owner of an investment vehicle which owns a  1/3 interest in this licensor. In addition, Mr. Tischler, one of our directors, performed consulting services for this company for which he received warrants to purchase shares of the company. In 2013, we entered into an additional license agreement with this licensor in connection with supporting one of our customer’s major initiatives which resulted in our paying this licensor approximately $2.2 million in implementation and licensing fees during 2013 as well as providing for additional fees on a per transaction basis. We believe this agreement to be on similar terms as would have been negotiated with any other third party. A majority of the fees above represent a pass through of fees from our customer to the licensor with our making a percentage markup on the ongoing transaction fees. In April 2014 this company was sold and Messrs. McDonnell and Tischler no longer own any interest in the company.

MISCELLANEOUS

SOLICITATION OF PROXIES

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, we have retained Georgeson Inc. to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $7,500 plus reasonable out of pocket expenses, for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR OUR 2015 ANNUAL MEETING

If you want to make a proposal for consideration at next year’s annual meeting and have it included in our proxy materials under Rule 14a-8 of the Securities Exchange Act of 1934, we must receive your proposal by January 1, 2015 and the proposal must comply with the rules of the SEC.

We have an advance notice provision in our bylaws for stockholder business or nominations to be presented at meetings of our stockholders. If you want to make a proposal for stockholder business at next year’s annual meeting, or if you wish to nominate a person for election as a director, we must receive notice of your proposal or nomination not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting and such notice must contain the information set forth in our bylaws. However, in the event that the date of next year’s annual meeting is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, you must deliver that notice not earlier than the close of business on the 120th day prior to next year’s annual meeting and not later than the close of business on the later of the 90th day prior to next year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. In the event that the number of directors to be elected to our board of directors at next year’s annual meeting is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days’ prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice with respect to nominees for the additional directorships must be delivered not later than the close of business on the 10th day following the day on which we publicly announce the nominees for the additional directorships.

If we do not receive your proposal by the appropriate deadline, then it may not be brought before the 2015 annual meeting.

Proposals should be addressed to the Secretary, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2013, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and our Annual Report, or if you hold shares of our common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-800-542-1061. If you participate in householding and wish to receive a separate copy of this Proxy Statement and our Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If your shares are held in street name through a bank or broker, please contact your bank or broker directly if you have questions, require additional copies of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2013 or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our common stock sharing an address.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2013 has been mailed to our stockholders of record and is not part of this Proxy Statement.

Upon written request of any person solicited, our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC may be obtained, without charge, by writing to Investor Relations, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.

THE BOARD OF DIRECTORS
DEALERTRACK TECHNOLOGIES, INC.

Gary N. Papilsky
Secretary

Lake Success, New York
April 24, 2014

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Annex A

FIFTH AMENDED AND RESTATED
DEALERTRACK TECHNOLOGIES, INC.
2005 INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

The purpose of this Fifth Amended and Restated DealerTrack Technologies, Inc. 2005 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of DealerTrack Technologies, Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right, a Performance Share award, a Performance Stock Unit award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” shall, unless otherwise specifically provided in any applicable Award Agreement, mean with respect to any Participant: (a) the Participant’s commission of an act of fraud or embezzlement upon the Company or any of its affiliates; (b) the Participant’s commission of any willful act intended to injure the reputation, business, or any business relationship of the Company or any of its affiliates; (c) the Participant is found by a court of competent jurisdiction to have committed a felony; (d) the refusal or failure of the Participant to perform the Participant’s duties with the Company or any of its affiliates, as applicable, in a competent and professional manner that is not cured by the Participant within ten (10) business days after a written demand therefor is delivered to the Participant by the Company or applicable affiliate which specifically identifies the manner in which the Company or applicable affiliate believes that the Participant has not substantially performed the Participant’s duties; provided, that if the Company or applicable affiliate, in good faith, determines that the refusal or failure by the participant is egregious in nature or is not susceptible of cure, then no such cure period shall be required; or (e) the refusal or failure of the Participant to comply with any of his material obligations under any Award Agreement or any applicable employment agreement between the Company, or an affiliate, and the Participant that is not cured by the Participant within ten (10) business days after a written demand therefor is delivered to the Participant by the Company or the applicable affiliate which specifically identifies the manner in which the Company or the applicable affiliate believes the Participant has materially breached the Award Agreement or employment agreement; provided, that if the Company or the applicable affiliate, in good faith, determines that the refusal or failure by the Participant is egregious in nature or is not susceptible of cure, then no such cure period shall be required.

2.5 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any

“person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.5(a) or Section 2.5(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.5(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the committee of the Board described in Article 12.

2.8 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Company to render such services.

2.9 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.10 “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.4.

2.11 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

2.12 “Effective Date” shall have the meaning set forth in Section 13.1.

2.13 “Eligible Individual” means any person who is an Employee, a Consultant or a member of the Board, as determined by the Committee.

2.14 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16 “Fair Market Value” means, as of any given date, (a) if Stock is traded on an exchange, the closing price of a share of Stock as reported in the Wall Street Journal for such date, or if there is no closing price for the Stock on the date in question, then the Fair Market Value shall be the first trading date immediately prior to such date during which a sale occurred; or (b) if Stock is not publicly traded, the fair market value established by the Committee acting in good faith.

2.17 “Full-Value Award” means any award under the Plan that is not an Option or SAR.

2.18 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.19 “Independent Director” means a member of the Board who is not an Employee of the Company.

2.20 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Board.

2.21 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.22 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.23 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.24 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Article 9, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

2.25 “Performance Bonus Award” has the meaning set forth in Section 8.6.

2.26 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited, to the Company or a unit, division, group, subsidiary or plan of the Company) that will be used to establish Performance Goals are limited to the following: earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), adjusted net income (loss) (either before or after interest, taxes, depreciation and/or amortization), economic value-added, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow, or cash net income), cash net income, return on capital, return on assets, return on stockholders’ equity, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share, price per share of Stock, market share, number of customers and market capitalization, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

2.27 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis for the Company on a consolidated basis or for one or more of the Company’s Subsidiaries, segments, divisions or business units, the performance of an individual, or any combination of the foregoing. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.28 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations but may not be shorter than three months in length, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.29 “Performance Share” means a right granted to a Participant pursuant to Article 8, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.30 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.31 “Prior Plan” means the DealerTrack Holdings, Inc. 2001 Stock Option Plan, effective as of August 10, 2001, as such plan may be amended from time to time.

2.32 “Plan” means this Fifth Amended and Restated DealerTrack Technologies, Inc. 2005 Incentive Award Plan, as it may be further amended from time to time.

2.33 “Public Trading Date” means the first date upon which Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.34 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.35 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.36 “Restricted Stock Unit” means an Award granted pursuant to Section 8.5.

2.37 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.38 “Stock” means the common stock of the Company, par value $0.01 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

2.39 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.40 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.3.

2.41 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

2.42 “Termination of Employment” of a Participant shall occur in the following circumstances, unless otherwise determined by the Committee in any applicable Award Agreement or otherwise:

(a) For Participants who are Employees, a Termination of Employment shall occur on the last day that the Employee provides services as an Employee, unless immediately following such termination of employment, the Employee is serving as a member of the Board or, by express written agreement with the Company or any of its Subsidiaries, continues to provide services as a Consultant, in which case the Employee’s Termination of Employment shall occur on the last day that the Employee serves as either a Consultant or a member of the Board;

(b) For Participants who are members of the Board, a Termination of Employment shall occur on the last day that the director is actually a member of the Board, unless immediately following the director’s termination as a member of the Board, the director is an Employee or, by express written agreement with the Company or any of its Subsidiaries, continues to provide services as a Consultant, in which case the director’s Termination of Employment shall occur on the last day that the director serves as either an Employee or a Consultant; and

(c) For Participants who are Consultants, a Termination of Employment shall occur on the last day that the Consultant provides services as a Consultant, unless immediately following such termination of consulting services, the Consultant is an Employee or is serving as a member of the Board, in which case the Consultant’s Termination of Employment shall occur on the last day that the Consultant serves as either an Employee or a member of the Board.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 11 and Section 3.1(b), the aggregate number of shares of Stock which are available for Awards under the Plan is 16,405,847; provided however, no more than 4,000,000 shares of Stock may be delivered upon the exercise of Incentive Stock Options.

(b) Except as provided in the next sentence, to the extent that an Award terminates, expires, is cancelled, is forfeited, fails to vest, lapses, or for any reason is not paid or delivered under the Plan, any shares of Stock subject to the Award shall again be available for the grant of subsequent Awards pursuant to the Plan. Any shares of Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or SAR granted under the Plan, as well as any shares of Stock exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Option or SAR granted under the Plan, shall not be available for the grant of subsequent Awards pursuant to the Plan. After December 31, 2013, shares of Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Full-Value Award granted under the Plan, as well as any shares of Stock exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under the Plan, shall be available for subsequent Awards pursuant to the Plan, provided that any one (1) share of Stock so exchanged or withheld in connection with any Full-Value Award shall be credited as one (1) share when determining the number of shares that shall again become available for subsequent Awards under the Plan. To the extent that an Award granted under the Plan is settled in cash or a form other than shares of Stock, the shares that would have been delivered had there been no such cash or other settlement shall be available for subsequent Awards under the Plan. In addition, to the extent that shares of Stock are delivered upon the exercise of any SAR or Option granted under the Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits of Sections 3.1(a) and 3.3, as opposed to only counting the shares issued. To the extent permitted by applicable law or any exchange rule, (1) shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan and (2) the Committee may determine to assume any stockholder approved equity plan of any entity acquired in any form of combination by the Company or any Subsidiary, and the assumed shares shall be available for Awards under the Plan and such assumed shares shall not count against any of the applicable share limits of the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed.  Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum number of shares of Stock subject to those Options and SARs that are granted under the Plan to any one Participant during any fiscal year of the Company shall be 750,000, and the maximum number of shares of Stock with respect to one or more Awards (other than Options and SARs) that may be granted under the Plan to any one Participant during any fiscal year of the Company shall be 750,000. The maximum amount payable with respect to Performance Bonus Awards to a Covered Employee during any fiscal year of the Company and payable only in cash shall be $3,000,000. Shares of Stock issued in respect of any Full-Value Award granted under this Plan shall be counted against the share limit set forth in Section 3.1 as 1.00 share for every one share actually issued in connection with such award. (For example, if a stock bonus of 100 shares of Stock is granted under this Plan, 100 shares shall be charged against the share limit in connection with that award.)

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility.  Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan.

4.2 Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.

4.3 Foreign Participants.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

ARTICLE 5

STOCK OPTIONS

5.1 General.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price.  The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 5.2(c) and except for any substitute or assumed awards contemplated by Section 3.1(b), the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant. Please see Section 14.1 for the no repricing provisions of the Plan.

(b) Time and Conditions of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment.  The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock issuable to the Option holder upon exercise of the Option, with a Fair Market Value on the date of the Option exercise equal to the aggregate Option exercise price of the shares with respect to which such Option or portion thereof is thereby exercised, (iii) shares of Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or (iv) through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale. The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.

(d) Evidence of Grant.  All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options.  Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the provisions of this Section 5.2.

(a) Expiration.  Subject to Section 5.2(c), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) Three months after the Participant’s termination of employment as an Employee; and

(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Individual Dollar Limitation.  The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners.  An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d) Transfer Restriction.  The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(e) Right to Exercise.  During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(f) Failure to Meet Requirements.  Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of this Section 5.2 or Section 422 of the Code shall be considered a Non-Qualified Stock Option.

ARTICLE 6

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock.  The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Issuance and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise (including, without limitation, pursuant to the satisfaction of time-vesting requirements, performance vesting requirements, or both), as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture.  Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that, the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement. In no event shall the term of any Stock Appreciation Right granted under the Plan exceed ten years.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the “base price” of the Stock Appreciation Right, which, except for any substitute or assumed awards contemplated by Section 3.1(b), base price shall be not less than 100% of the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted, and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose. Please see Section 14.1 for the no repricing provisions of the Plan.

7.2 Payment and Limitations on Exercise.  Payment of the amounts determined under Section 7.1(b) above shall be in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) and shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

ARTICLE 8

OTHER TYPES OF AWARDS

8.1 Performance Share Awards.  Any Participant selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units.  Any Participant selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Stock Payments.  Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.4 Deferred Stock.  Any Participant selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred

Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.

8.5 Restricted Stock Units.  The Committee is authorized to make Awards of Restricted Stock Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee in accordance with the requirements of Section 409A of the Code. On the maturity date, the Company shall, subject to Section 10.5(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Company for such shares of Stock.

8.6 Performance Bonus Awards.  Any Participant selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9 and shall be subject to the terms and conditions set forth in Article 9. Any Participant selected by the Committee may also be granted cash bonus awards that are not intended to be Performance Bonus Awards on such terms as may be determined by the Committee in its discretion.

8.7 Term.  Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Stock Payments, Deferred Stock or Restricted Stock Units shall be set by the Committee in its discretion.

8.8 Exercise or Purchase Price.  The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.9 Exercise or Payment upon Termination of Employment or Service.  An Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or a member of the Board, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Stock Payments, Deferred Stock or Restricted Stock Units may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.10 Form of Payment.  Notwithstanding anything to the contrary in the Plan, payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.11 Award Agreement.  All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9

PERFORMANCE-BASED AWARDS

9.1 Purpose.  The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability.  This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 and 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.5 Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10

PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement.  Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Limits on Transfer.  No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred without consideration to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

10.4 Beneficiaries.  Notwithstanding Section 10.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise or payment of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator) and all restrictions contained in this Section 10.5 with respect to certificates shall apply to such book-entry credits.

10.6 Paperless Exercise.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless exercise of Awards by a Participant may be permitted through the use of such an automated system.

10.7 Limitations on Payments to Specified Employees.  In the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, including any grants of Deferred Stock awards, Restricted Stock Unit awards, or Performance Stock Unit awards, any payment to a “specified employee” within the meaning of Section 409A of the Code on account of separation of service of such specified employee shall be made no earlier than six months and a day after such specified employee’s separation from service or the date of such specified employee’s death, if earlier.

ARTICLE 11

CHANGES IN CAPITAL STRUCTURE

11.1 Adjustments.  In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, reclassification, conversion or other reorganization, spin-off, split-up, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (b) the terms and conditions of any outstanding Awards (including, without limitation, the number and kind of shares subject to outstanding Awards and any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code. Without limiting the generality of Section 12.3, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 11.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

11.2 Change in Control.  In the event of any transaction or event described in Section 2.5(a), (c) or (d) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.2 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(b) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(d) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(e) To provide that the Award cannot vest, be exercised or become payable after such event.

11.3 Acceleration Upon a Change in Control.  Notwithstanding Section 11.2, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

11.4 Outstanding Awards Certain Mergers.  Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

11.5 Outstanding Awards Other Changes.  In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 11, the Committee may, in its absolute discretion, make such adjustments in the number and kind of shares or other securities subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

11.6 No Other Rights.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 12

ADMINISTRATION

12.1 Committee.  The Plan shall be administered by the Compensation Committee of the Board, and for such purposes the term “Committee” as used in this Plan shall be deemed to refer to the Compensation Committee. The Committee shall consist solely of two or more members of the Board each of whom is (a) an “outside director,” within the meaning of Section 162(m) of the Code, (b) a Non-Employee Director and (c) an “independent director” under the rules of NASDAQ (or other principal securities market on which shares of Stock are traded). Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

12.2 Action by the Committee.  A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.3 Authority of Committee.  Subject to any specific designation in the Plan and to the no repricing provisions of Section 14.1, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.4 Decisions Binding.  The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

12.5 Delegation of Authority.  To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the

Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.5 shall serve in such capacity at the pleasure of the Committee.

ARTICLE 13

EFFECTIVE AND EXPIRATION DATE

13.1 Effective Date.  The Plan became effective as of the date the Plan was approved by the Company’s stockholders (the “Effective Date”) and the amended and restated Plan will become effective as of the date the amended and restated Plan is approved by the Company’s stockholders. The amended and restated Plan will be deemed to be approved by the stockholders if it receives the affirmative vote of the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting duly held in accordance with the applicable provisions of the Company’s Bylaws.

13.2 Expiration Date.  The amended and restated Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the date the amended and restated Plan is approved by the Board. Any Awards that are outstanding on the tenth anniversary of such date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 14

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 Amendment, Modification, and Termination.  Subject to Section 15.14, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Committee to grant Options or Stock Appreciation Rights with an exercise or base price that is below Fair Market Value on the date of grant (except for any substitute or assumed awards contemplated by Section 3.1(b)), (iii) permits the Committee to extend the exercise period for an Option or Stock Appreciation Right Award beyond ten years from the date of grant or (iv) results in a material increase in benefits or a change in eligibility requirements. Notwithstanding any provision in this Plan to the contrary and except for an adjustment pursuant to Article 11, absent approval of the stockholders of the Company, (i) no outstanding Option or Stock Appreciation Right may be amended to reduce the per share exercise price or base price of the shares subject to such Option or Stock Appreciation Right below the per share exercise price or base price as of the date the Option or Stock Appreciation Right is granted, (ii) no outstanding Option or Stock Appreciation Right may be cancelled, exchanged or surrendered in exchange for, or in connection with, an Option or Stock Appreciation Right having a per share exercise price or base price that is less than the exercise price or base price of the original award, and (iii) no outstanding Option or Stock Appreciation Right may be cancelled, exchanged or surrendered in exchange for cash or other awards for the purpose of repricing the award.

14.2 Awards Previously Granted.  Except with respect to amendments made pursuant to Section 15.14, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15

GENERAL PROVISIONS

15.1 No Rights to Awards.  No Eligible Individual, Participant, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

15.2 No Stockholders Rights.  Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

15.3 Withholding.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

15.4 No Right to Employment or Services.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5 Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6 Indemnification.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7 Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.8 Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

15.9 Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10 Fractional Shares.  No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11 Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.12 Government and Other Regulations.  The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.13 Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

15.14 Section 409A.  To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

15.15 Clawback Policy.  The Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of Awards or any shares of Stock or other cash or property received with respect to the Awards (including any value received from a disposition of the shares acquired upon payment of the Awards).

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Mark F. O'Neil 02 Joseph P. Payne

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain
2. To ratify the selection of PricewaterhouseCoopers LLP as Dealertrack's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
3. To approve on an advisory basis the compensation of each executive officer, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC.	☐	☐	☐
4. To amend and restate the Fourth Amended and Restated 2005 Incentive Award Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000212624_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

DEALERTRACK TECHNOLOGIES, INC.
Annual Meeting of Stockholders
June 3, 2014
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Eric D. Jacobs and Gary N. Papilsky, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of Dealertrack Technologies, Inc., a Delaware corporation ("Dealertrack"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dealertrack to be held on June 3, 2014, at 11:00 a.m. (local time) at Dealertrack Corporate Headquarters, 1111 Marcus Avenue, Lake Success, New York 11042 (the "Annual Meeting"). In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000212624_2 R1.0.0.51160

Continued and to be signed on reverse side